Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE OMITTED INFORMATION AS PRIVATE OR CONFIDENTIAL, AND SUCH INFORMATION IS NOT MATERIAL. OMISSIONS ARE IDENTIFIED AS [***].

TRANSACTION AGREEMENT

dated as of August 28, 2025

by and

between

PEPSICO, INC.

and

CELSIUS HOLDINGS, INC.

- i -

- ii -

- iii -

EXHIBITS

Exhibit A	Accounting Principles
Exhibit B	Form of Bill of Sale and Assumption Agreement
Exhibit C	Form of Brand Agreement
Exhibit D	Form of Canada IP Assignment Agreement
Exhibit E	Form of Co-Packing Services Agreement
Exhibit F	Form of U.S. IP Assignment Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Transferred Data Schedule
ANNEXES

Annex A	National Annual Planograms [***]
Annex B	Licensed Products Relevant Share & LRB Energy Category Relevant Share
Annex C	Examples of Divisional Annual Planograms
Annex D	Divisional Annual Planograms
Annex E	Market Planograms Guidance

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is dated as of August 28, 2025, by and between PepsiCo, Inc., a North Carolina corporation (“PepsiCo”), and Celsius Holdings, Inc., a Nevada corporation (“Celsius”). PepsiCo and Celsius are sometimes referred to herein collectively as the “Parties” and each, individually, as a “Party.”

W I T N E S S E T H:

WHEREAS, PepsiCo is, directly or indirectly through certain Subsidiaries, engaged in the worldwide business of manufacturing, marketing, selling and distributing products under, and the licensing of, the Rockstar Energy Drink Brand (such business, collectively, as conducted by PepsiCo and its Subsidiaries, the “Business”);

WHEREAS, PepsiCo and its Subsidiary Transferors desire to sell and transfer to Celsius or its designees, and Celsius or its designees desire to purchase, accept and assume from PepsiCo and its Subsidiary Transferors, certain assets and liabilities related to the business of marketing and selling products under, and the licensing of, the Rockstar Energy Drink Brand in the Acquired Territory (such business, as conducted by PepsiCo and its Subsidiaries, the “Acquired Business”);

WHEREAS, PepsiCo and Celsius desire to enter into certain long-term commercial arrangements, including (i) the Captaincy, (ii) an amendment and restatement of the Existing U.S. Distribution Agreement (the “U.S. Distribution Agreement”) and (iii) an amendment and restatement of the Existing Canada Distribution Agreement (the “Canada Distribution Agreement”);

WHEREAS, in connection herewith, the Parties are concurrently entering into a Securities Purchase Agreement (the “Securities Purchase Agreement”), which provides for, among other things, the acquisition by PepsiCo of 390,000 shares of Series B Preferred Stock (as defined in the Securities Purchase Agreement) of Celsius; and

WHEREAS, in connection with the Transactions contemplated under this Agreement and the transactions contemplated by the Securities Purchase Agreement, the Parties have agreed that their respective obligations to pay the applicable purchase price at the applicable closing under this Agreement and under the Securities Purchase Agreement shall be set-off against one another, with any resulting balance to be settled in cash by the Party owing the excess amount.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“AAA” has the meaning specified in Section 9.11.

“Accounting Firm” has the meaning specified in Section 2.04(c).

“Accounting Principles” means, the accounting principles, procedures, practices, methodologies and policies set forth on Exhibit A.

“Acquired Business” has the meaning specified in the Recitals.

“Acquired Territory” means (a) the U.S. and its territories and possessions, excluding Puerto Rico and the U.S. Virgin Islands, and (b) Canada and its territories and possessions.

“Action” means any claim, demand, litigation, dispute, review, charge, indictment, action, cause of action, suit, audit, examination, investigation, inquiry, hearing or other judicial or administrative proceeding, at Law or in equity, by or before any Governmental Authority or arbitration or other similar dispute resolution proceeding.

“Additional Agreements” means the Transaction Documents (other than this Agreement), the Canada Distribution Agreement, the Securities Purchase Agreement and the U.S. Distribution Agreement.

“AOP” has the meaning specified in Section 3.02(b).

“AOP Written Communications” has the meaning specified in Section 3.02(c).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. For the avoidance of doubt, PepsiCo and its Subsidiaries do not constitute Affiliates of Celsius or any of its Subsidiaries, and Celsius and its Subsidiaries do not constitute Affiliates of PepsiCo or any of its Subsidiaries.

“Agreement” has the meaning specified in the Preamble.

“[***] Product” has the meaning specified in the U.S. Distribution Agreement.

“Anti-Bribery Law” has the meaning specified in Section 4.07(c).

“Applicable Distribution Agreement” means the Canada Distribution Agreement or the U.S. Distribution Agreement, as applicable.

“Assigned Contracts” means the Contracts set forth in Section 1.01(a) of the Disclosure Letter.

“Assumed HR Liabilities” has the meaning specified in Section 6.01(i).

“Assumed Liabilities” means the following Liabilities:

(a) all Liabilities of PepsiCo and its Subsidiaries arising under the Assigned Contracts that are actually assigned to Celsius pursuant to Section 2.02 to the extent arising from or after the Closing, but only to the extent such Liabilities do not arise from or relate to any breach (or any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with or without notice or lapse of time or both, would constitute or result in a breach) by PepsiCo or its Subsidiaries of any such Assigned Contract;

(b) all Liabilities of Celsius and its Affiliates for their respective violation or breach of this Agreement or the Additional Agreements;

(c) all Liabilities for Taxes to the extent arising out of or relating to the ownership, operation or conduct of the Acquired Business, the Transferred Assets or Assumed Liabilities for Post-Closing Tax Periods (or portions thereof, as determined in accordance with Section 7.03); provided, that Assumed Liabilities shall not include any Liabilities for Taxes attributable to, arising out of or relating to the ownership, operation or conduct of the Acquired Business or the Transferred Assets in any Pre-Closing Tax Period (other than any non-income Taxes taken into account as liabilities in the calculation of Closing Net Working Capital), which shall constitute Retained Taxes;

(d) the Assumed HR Liabilities;

(e) all Liabilities relating to the Acquired Business or the Transferred Assets with respect to escheat, abandoned or unclaimed property, bottle or can deposit liabilities, in each case to the extent arising from or after the Closing; and

(f) all other Liabilities to the extent arising out of or resulting from the ownership or operation by Celsius or its Affiliates of the Acquired Business or Transferred Assets from or after the Closing.

“Base Purchase Price” has the meaning specified in Section 2.03(a).

“Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, including each bonus, commission, profit sharing, deferred compensation, pension, savings, fringe benefit, welfare, post-retirement health or welfare benefit, health, life, tuition refund, service award, company car or automobile expense reimbursement, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity or equity-based or other benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, and each employment, retention, consulting, change in control, salary continuation, termination or severance or other compensation plan, program, policy, practice, arrangement or agreement.

“Bill of Sale and Assumption Agreement” means the Bill of Sale and Assumption Agreement, the form of which is attached hereto as Exhibit B, to be entered into by PepsiCo or the Subsidiary Transferors, on the one hand, and Celsius or the Celsius Designees, on the other, on the Closing Date.

“Brand Agreement” means the Brand Agreement, the form of which is attached hereto as Exhibit C, to be entered into by PepsiCo and Celsius Brands LLC on the Closing Date.

“Business” has the meaning specified in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable Law to be closed in New York, New York.

“Business Employee” means any employee of PepsiCo or any of its Subsidiaries that provides services primarily to the Acquired Business and is identified on Section 1.01(b) of the Disclosure Letter.

“Captaincy CRE Obligation” has the meaning specified in Section 3.02.

“Canada Distribution Agreement” has the meaning specified in the Recitals.

“Canada IP Assignment Agreement” means the Confirmatory Assignment of Intellectual Property, the form of which is attached hereto as Exhibit D, to be entered into by PepsiCo or the Subsidiary Transferors, on the one hand, and Celsius or the Celsius Designees, on the other, on the Closing Date.

“[***]” has the meaning specified in the U.S. Distribution Agreement.

“Celsius” has the meaning specified in the Preamble.

“Celsius 401(k) Plan” has the meaning specified in Section 6.01(g).

“Celsius Deficit” has the meaning specified in Section 2.04(a).

“Celsius Designee” has the meaning specified in Section 2.01(a).

“Celsius Facings” has the meaning specified in Section 3.02(a)(i).

“Celsius Indemnified Persons” has the meaning specified in Section 8.02(a).

“CFIA” has the meaning specified in Section 4.17(b).

“Circana Data” means the information periodically published by Circana, Inc., or other such successor syndicated data reporting service.

“Claim Notice” has the meaning specified in Section 8.03(a).

“Closing” has the meaning specified in Section 2.05.

“Closing Date” has the meaning specified in Section 2.05.

“Closing Net Working Capital” means (a) the current assets of the Acquired Business to the extent included in the Transferred Assets minus (b) the current liabilities of the Acquired Business to the extent included in the Assumed Liabilities, in each case, calculated as of 12:01 a.m., New York time, on the Closing Date, in accordance with the Accounting Principles and excluding, for the avoidance of doubt, any income Tax assets or liabilities and any deferred Tax assets or liabilities.

“Co-Packing Services Agreement” means the Co-Packing Services Agreement, the form of which is attached hereto as Exhibit E, to be entered into by PepsiCo or its Affiliate, on the one hand, and Celsius or its Affiliate, on the other, on the Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreement” has the meaning specified in Section 6.02(a).

“Consent” has the meaning specified in Section 4.03(b).

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, pledge, conditional sales contract, mortgage, license, sublicense, permit, obligation, undertaking, commitment or similar binding arrangement (in each case, whether written or oral).

“Control” means, as to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Controlled Group Liability” means any Liability incurred under Title IV of ERISA (including any withdrawal liability as defined in Section 4201 of ERISA) or under Sections 412 or 4971 of the Code with respect to any PepsiCo Benefit Plan subject to Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA), by reason of PepsiCo’s or any of its Affiliates’ affiliation with any of their respective ERISA Affiliates, or Celsius being deemed a successor to any ERISA Affiliate of PepsiCo or any of its Affiliates.

“Copyrights” has the meaning specified in the definition of Intellectual Property.

“Data” means any and all databases, data sets, data collections and compilations, whether structured or unstructured, and electronic files and documents containing any of the foregoing.

“Data Privacy Laws” means all applicable Laws with respect to the privacy, security, protection and processing of Personal Information, or Personal Information breach notifications or reporting, including any regulations promulgated by Governmental Authorities thereunder.

“Disagreement Notice” has the meaning specified in Section 2.04(b).

“Disclosure Letter” means the disclosure letter delivered by PepsiCo to Celsius concurrently with or prior to the execution and delivery of this Agreement.

“Divisional Annual Planograms” means each of PepsiCo’s U.S. divisions’ annual divisional commercial guidance planograms (also referred to as divisional merchandising standards), for AFH/Foodservice (i.e., workspace, colleges & universities and local restaurants), Own the Streets /Independent Business Segment (which includes small format convenience and gas stores) (“OTS/IBS”) including the Large Format Progressions. [***]. Examples of Divisional Annual Planograms [***] are set forth in Annex C.

“DSD Channels” has the meaning specified in Section 3.07(b).

“Employee Manually Transferred Data” has the meaning specified in the Transferred Data Schedule.

“Employment Offer” has the meaning specified in Section 6.01(a).

“[***]” means [***].

“Energy Fee Products” means [***].

“Enforceability Exceptions” has the meaning specified in Section 4.02.

“Environmental Laws” means all federal, provincial, state, local and foreign Laws concerning: (i) pollution or protection or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource or environmental media), (ii) human health and safety (to the extent relating to the handling of, or exposure to, hazardous or toxic materials) or (iii) the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, registration, production, treatment or disposal of) any hazardous or toxic materials.

“Equipment” means furniture, tools, materials, supplies, fixtures, machinery, vehicles and telecommunications, manufacturing and other equipment and other interests in tangible personal property, excluding in all cases any Information Systems and any Intellectual Property covering, embodied in or connected to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business that, together with PepsiCo, is or was, at a relevant time, treated as a single employer under Section 414 of the Code.

“Escalation Procedure” has the meaning specified in Section 3.02(a)(iv).

“Estimated Closing Date Payment” has the meaning specified in Section 2.03(b).

“Estimated Closing Statement” has the meaning specified in Section 2.03(b).

“Estimated Net Working Capital” has the meaning specified in Section 2.03(b).

“ETA” means Part IX of the Excise Tax Act (Canada) RSC 1985, c. E-15.

“Excepted Accounts” has the meaning specified in the U.S. Distribution Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

“Excluded Assets” means the following assets, properties and rights of PepsiCo and its Affiliates:

(a) all cash and cash equivalents;

(b) all Intellectual Property other than the Transferred Intellectual Property;

(c) all Information Systems;

(d) all Internet Properties other than the Internet Properties set forth on Section 1.01(e) of the Disclosure Letter;

(e) all Data other than the Transferred Data;

(f) all Contracts other than the Assigned Contracts;

(g) all rights to Tax refunds (whether in the form of cash or a direct credit against Taxes payable in respect of a Post-Closing Tax Period) and any Tax assets, in each case relating to the Business or Transferred Assets prior to Closing to the extent attributable to Taxes paid by PepsiCo or any of its Affiliates;

(h) all of PepsiCo’s and its Affiliates rights under this Agreement and the Additional Agreements;

(i) all accounts receivable arising from sales recorded prior to the Closing;

(j) claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind to the extent related to the Excluded Assets or the Excluded Liabilities;

(k) all Equipment other than the Transferred Equipment;

(l) all Inventory held by PepsiCo and its Affiliates, other than the Transferred Inventory;

(m) all stock or other equity interests in any Person;

(n) all insurance policies owned by PepsiCo or its Subsidiaries and all rights to insurance recoveries thereunder, other than to the extent arising out of or relating to any Assumed Liabilities;

(o) all of the assets, trust agreements or any other funding and administrative Contracts relating to the Business Employee Benefit Plans and any other employee benefit plan, program or arrangement sponsored, maintained or contributed to by PepsiCo or any of its Affiliates;

(p) (i) all documents (including e-mails) subject to any attorney-client privilege or work-product protection as a result of legal counsel representing PepsiCo or its Affiliates in connection with the transactions contemplated hereby and in the Additional Agreements; and (ii) all documents prepared by or on behalf of PepsiCo or any of its Affiliates in connection with the transactions contemplated hereby, other than any such documents which were provided to Celsius or its Affiliates in connection with such transaction; and

(q) all other property and assets that are not Transferred Assets.

“Excluded Businesses” means all businesses conducted and operated by PepsiCo and its Affiliates, other than the Acquired Business.

“Excluded Business Data” means all Data owned or controlled by PepsiCo or any of its Affiliates to the extent exclusively relating to the Excluded Business.

“Excluded Liabilities” means the following Liabilities:

(a) the Retained HR Liabilities;

(b) all Liabilities for Retained Taxes;

(c) all Liabilities of PepsiCo and its Affiliates for Indebtedness;

(d) all Liabilities for Transaction Expenses of PepsiCo or its Affiliates;

(e) all Liabilities to the extent relating to or arising out of the Excluded Businesses and/or the Excluded Assets;

(f) all Liabilities of PepsiCo and its Affiliates for their respective violation or breach of this Agreement or the Additional Agreements;

(g) all Liabilities of PepsiCo and its Affiliates to any of their respective Affiliates or equityholders;

(h) all Liabilities with respect to any violation of or non-compliance with (or alleged violation of or non-compliance with) any Laws prior to the Closing and with respect to any failure of PepsiCo or any of its Affiliates to comply with any applicable Laws with respect to the sale and transfer of the Transferred Assets;

(i) all accounts payable arising from purchases or expenses incurred prior to the Closing;

(j) all Liabilities of PepsiCo and its Affiliates with respect to escheat, abandoned or unclaimed property, bottle or can deposit liabilities, in each case to the extent arising prior to the Closing; and

(k) all other Liabilities to the extent arising out of or resulting from the ownership, operation or conduct of the Business or the Transferred Assets prior to the Closing.

“Existing Canada Distribution Agreement” means the Distribution Agreement, dated as of August 9, 2023, by The Pepsi Bottling Group (Canada), ULC and Celsius.

“Existing U.S. Distribution Agreement” means the Distribution Agreement, dated as of August 1, 2022, by PepsiCo and Celsius and as amended by Amendment #1 on March 22, 2024.

“Exploit” means, with respect to any Intellectual Property, the right to use, make, have made, sell, offer for sale, import, commercialize, copy, distribute, modify, create derivative works of, or display such Intellectual Property.

“FDA” has the meaning specified in Section 4.17(a).

“FDC Act” means the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.).

“Financial Information” has the meaning specified in Section 4.04.

“Foodservice” has the meaning specified in the U.S. Distribution Agreement.

“Fraud” means, with respect to any Party, actual and intentional fraud by such Party with respect to the making of its representations or warranties expressly set forth in this Agreement or in any Additional Agreement.

“Governmental Authority” means any nation or any federal, state, local or foreign government or other political subdivision thereof, or any entity (including any self-regulatory authority (including any securities exchange) or quasi-governmental authority) exercising executive, legislative, judicial, regulatory, taxing or administration functions of or pertaining to government, or any federal, state, provincial, local or foreign government authority, commission or instrumentality, or any arbitrator, court or tribunal of any jurisdiction.

“Governmental Order” means any decision, ruling, order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GST/HST” means any Tax charged in accordance with the ETA, including the harmonized sales tax (HST), and any other provincial value added or goods and services in Canada.

“Hazardous Materials” means (a) petroleum, petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls and (b) any chemical, material or other substance for which Liability or standards of conduct may be imposed, or to the extent regulated as hazardous, toxic, radioactive, a pollutant, a contaminant or waste, or words of similar meaning and regulatory effect, under Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication: (a) any obligations of such Person for borrowed money, (b) any obligations of such Person evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) any obligations of such Person under conditional sale, title retention or similar agreements, (d) any obligations of such Person with respect to the deferred purchase price of property, securities or other assets (including any earn-out payments whether or not achieved and at the maximum amount payable in respect thereof), (e) any obligations for any capital or finance lease, (f) any obligations of such Person in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures Contract, forward Contract, option or other derivative Contracts, (g) any accrued or unpaid interest, premiums, penalties, breakages, “make whole amounts” and other obligations of such Person relating to the foregoing that would be payable in connection with the repayment of the foregoing, (h) any obligations of such Person secured by a Lien, (i) any dividends, distributions or other amounts owed to an Affiliate of such Person, (j) any performance bonds, surety bonds, bankers’ acceptances or similar facilities, (k) all Indebtedness of the type referred to in clauses (a) through (j) above guaranteed by such Person, and (l) all obligations in respect of accrued interest, prepayment premiums or the like or penalties related to any of the foregoing.

“Indemnified Party” has the meaning specified in Section 8.03(a).

“Indemnifying Party” has the meaning specified in Section 8.03(a).

“Interim Financial Information” has the meaning specified in Section 4.04.

“Information Privacy and Security Requirements” means all of the following, to the extent relating to the privacy, protection, collection, use, storage, transfer, processing or security of Personal Information: (i) all Data Privacy Laws; (ii) the internal and external-facing written policies of PepsiCo and its Subsidiaries; (iii) applicable provisions of any Contracts to which PepsiCo or any of its Subsidiaries is a party; and (iv) the Payment Card Industry Data Security Standard, if applicable.

“Information Systems” means any information technology and computer systems (including computers, servers, workstations, routers, hubs, switches, networks, data communications lines, firmware, hardware, and peripherals) and telecommunications systems, networks, hardware and other similar infrastructure or systems owned, controlled or used by the Business, whether or not outsourced.

“Intellectual Property” means any and all intellectual property or proprietary rights, whether registered or unregistered, in any jurisdiction in the world, including: (a) trademarks, domain names, social media accounts, service marks, brand names, certification marks, trade dress, logos, trade names, taglines, brand identifiers corporate names and other indications of origin, together with the goodwill associated therewith (“Trademarks”), (b) copyrights, copyright registrations, moral rights, rights in works of authorship and rights equivalent thereto, including the rights of attribution, assignation and integrity (“Copyrights”), (c) patents and patent applications, including renewals, extensions, reissues, divisionals, continuations and continuations-in-part; (d) trade secrets, know-how, marketing data and analytics and other confidential or proprietary information (“Trade Secrets”), (e) rights in software, data and databases and (f) all applications to register, registrations and renewals or extensions of each of the foregoing.

“Internet Properties” means any and all uniform resource locators and registered internet domain names and social media handles and accounts.

“Inventory” means finished goods inventory, work-in-process inventory, raw materials, supplies, packaging and other inventory.

“IRS” means the U.S. Internal Revenue Service.

“Key Customers” has the meaning specified in Section 4.14.

“Key Distributors” has the meaning specified in Section 4.13(a)(vi).

“Key Suppliers” has the meaning specified in Section 4.14.

“Knowledge of Celsius” or “Celsius’ Knowledge” means the actual knowledge of any of the individuals listed in Section 1.01(d) of the Disclosure Letter, after reasonable inquiry of such Person’s direct reports.

“Knowledge of PepsiCo” or “PepsiCo’s Knowledge” means the actual knowledge of any of the individuals listed in Section 1.01(d) of the Disclosure Letter, after reasonable inquiry of such Person’s direct reports.

“Large Format Progressions” means the grocery and all other (“A/O”) large format merchandizing progressions (i.e., energy shelf sets – 4ft, 8ft, 10ft, 20ft, etc.) created by Celsius and provided to PepsiCo.

“Law” means any law, ordinance, regulation, code, statute, decree, act, constitution, common law, treaty, convention, annex, protocol, official policy or other rule enacted, enforced, administered or promulgated by or on behalf of any Governmental Authority, including any Governmental Order.

“Liabilities” means any and all debts, liabilities, obligations or commitments of any kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or disputed or undisputed.

“Licensed Products” has the meaning specified in the U.S. Distribution Agreement; provided, that for purposes of Article III, “Licensed Products” shall not include any product that is neither in the LRB Energy Category nor marketed or merchandised as an “energy drink.”

“Licensed Products Relevant Share” means, as of any date, the dollar share collectively held by the Licensed Products as a percentage of the LRB Energy Category for the most recently ended consecutive [***]-week period as of such date and based on the most recently available Circana Data as of such date. For reference purposes only, the calculation of the Licensed Products Relevant Share as of the date hereof is set forth in Annex B hereto.

“Lien” means any lien, mortgage, security interest, charge, pledge or other similar encumbrance.

“Losses” means any and all losses, Liabilities, damages, awards, penalties, fines, settlements, judgments, royalties, costs or expenses, including reasonable attorneys’ and other professionals’ fees and expenses.

“LRB Energy Category” means the total liquid refreshment beverage energy category [***] in the U.S. as defined and reported in the Circana Data.

“LRB Energy Category Relevant Share” means, as of any date, the dollar share of the LRB Energy Category as a percentage of the Total LRB Category for the most recently ended consecutive [***]-week period as of such date and based on the most recently available Circana Data as of such date. For reference purposes only, the calculation of the LRB Energy Category Relevant Share as of the date hereof is set forth in Annex B hereto.

“Market Level Annual Planograms” means annual commercial guidance planograms for markets within a division (also referred to as market merchandising standards) for AFH/Foodservice (i.e., workplace, colleges & universities and local restaurants), and OTS/IBS. [***]

“Management Fee” has the meaning specified in Section 3.05.

“Management Fee Products” has the meaning specified in Section 3.05.

“Material Adverse Effect” means any event, change or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, operations, results of operations or financial condition of the Acquired Business or on the Transferred Assets, taken as whole; provided, however, that in no event will any of the following events, changes or circumstances constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in general economic, legal, Tax, regulatory, political or business conditions in the U.S. or elsewhere in the world; (b) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the U.S. or elsewhere in the world; (c) changes in conditions generally affecting any of the industries in which the Acquired Business operates; (d) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, cyberattacks, acts of foreign or domestic terrorism, or civil unrest; (e) any hurricane, flood, tornado, earthquake, or other natural disaster, weather-related events or other comparable events; (f) changes or proposed changes in Law applicable to the Acquired Business or U.S. GAAP or in the interpretation or enforcement thereof; (g) any epidemics, pandemics or disease; (h) the compliance with the terms of, or the taking of any action required, by this Agreement; (i) any event, change or circumstance to the extent related exclusively to the Excluded Businesses, Excluded Assets or Retained Liabilities; (j) any failure by the Acquired Business or the Transferred Assets to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying cause of such failure); and (k) the public announcement of this Agreement and of the Additional Agreements, including any resulting loss of customers, suppliers, distributors or other persons having material business dealings with PepsiCo or its Affiliates in respect of the Acquired Business or the Transferred Assets (provided that this clause (k) shall not apply to the representations and warranties set forth in Section 4.03); provided, further, that any such event, change or circumstance referred to in clause (a), (b), (c), (d), (e), (f) or (g) of the foregoing proviso may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur to the extent that such event, change or circumstance has had a materially disproportionate impact on the Acquired Business compared to other businesses that operate in the industry or geographies in which the Acquired Business operates (and only to the extent of any such disproportionate impact).

“Material Contract” has the meaning specified in Section 4.13(a).

“Minimum Licensed Products Facings” means, (i) with respect to the National Annual Planograms, the total number of facings allocated to “Celsius” or “Rockstar” brands in the National Annual Planograms [***], which National Annual Planograms [***] are included in Annex A hereto, and (ii) with respect to the Divisional Annual Planograms, the total number of facings allocated to “Celsius” or “Rockstar” brands in the divisional annual planograms/merchandizing standards (which have been agreed between the Parties based on the underlying geographies and market shares as of the date hereof) are included in Annex D hereto.

“National Annual Planograms” means PepsiCo’s annual U.S. national commercial guidance planograms (also referred to as national merchandising standards) for AFH/Foodservice (i.e., workplace, colleges & universities and local restaurants), including the Large Format Progressions. [***].

“Not Lawfully Transferable” means, when used with respect to specified Data, that the transfer by PepsiCo of such specified Data to Celsius is not permitted under Information Privacy and Security Requirements or for which all required consents have not been obtained for such transfer.

“Not Readily Transferable” means, when used with respect to specified Data, that such specified Data is not readily accessible to PepsiCo or cannot be accessed and fully segregated for transfer from Data related to the Excluded Businesses, in each case, without unreasonable effort or expense (as determined in PepsiCo’s reasonable discretion), or manual review, or that cannot be extracted using existing tools, processes, and automated functionality.

“Non-DSD Account” has the meaning specified in the U.S. Distribution Agreement.

“Non-Transferable Asset” has the meaning specified in Section 2.01(c).

“Party” or “Parties” has the meaning specified in the Preamble.

“PepsiCo” has the meaning specified in the Preamble.

“PepsiCo 401(k) Plan” has the meaning specified in Section 6.01(g).

“PepsiCo Deficit” has the meaning specified in Section 2.04(a).

“PepsiCo Indemnified Persons” has the meaning specified in Section 8.02(b).

“PepsiCo Trademarks” means the marks as set forth in Section 1.01(e) of the Disclosure Letter as well as any other Trademark owned by PepsiCo and its Affiliates (other than the Transferred Intellectual Property).

“Permits” means any approval, authorization, certificate, qualification, waiver, variance, consent, license, registration or permit obtained from or issued by any Governmental Authority.

“Permitted Liens” means the following Liens:

(a) Liens for Taxes not yet due and payable or the validity of which is being timely contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with U.S. GAAP;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, arising or incurred in the ordinary course of business for amounts (i) which are not delinquent or (ii) the validity of which is being timely contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with U.S. GAAP;

(c) zoning, entitlement, building and land use regulations, customary covenants and conditions, defects of title, easements, encroachments, rights-of-way, restrictions and other similar charges or encumbrances (whether or not recorded) that, individually or in the aggregate, are not material to the Transferred Assets, taken as a whole, and do not materially interfere with the present use or operation of such Transferred Assets and do not secure Indebtedness; and

(d) non-exclusive licenses of or non-exclusive grants of rights to Intellectual Property.

“Person” means an individual, partnership, corporation, limited liability company, unlimited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Personal Information” means any information, alone or in combination with other available information, identifying or relating to an identified or identifiable person, device or household, in addition to any definition for “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by Data Privacy Laws.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period attributable to the portion of the period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period attributable to the portion of the period ending on and including the Closing Date.

“Product Approvals” means, with respect to any Product, any and all written approvals, clearances, exemptions, notifications, licenses, consents, Permits, registrations, variances, waivers or authorizations of any Governmental Authority necessary to research, develop, manufacture, commercially distribute, sell or market such Product.

“Product Requirements” has the meaning specified in Section 4.17(a).

“Products” has the meaning specified in Section 4.17(a).

“Proposed Final Closing Statement” has the meaning specified in Section 2.04(b).

“Public Official” means: (i) any officer, employee or representative of any Governmental Authority, (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority, (iii) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank, (iv) any Person acting in an official capacity for any Governmental Authority, enterprise or organization identified above and (v) any political party, party official or candidate for political office.

“Purchase Price” has the meaning specified in Section 2.03(a).

“Registered Intellectual Property” has the meaning specified in Section 4.15(a).

“Relevant Band” means [***].

“Retained HR Liabilities” has the meaning specified in Section 6.01(i).

“Retained Taxes” means (i) all Liabilities for Taxes to the extent arising out of or relating to the ownership, operation or conduct of the Acquired Business, the Transferred Assets or Assumed Liabilities for Pre-Closing Tax Periods, (ii) all Liabilities for Taxes relating to the ownership or operation of any Excluded Business or Excluded Asset without regard to whether such Taxes relate to Pre-Closing Tax Periods, (iii) all Liabilities for Taxes of PepsiCo or any of its Affiliates (or for which PepsiCo or any of its Affiliates may otherwise be liable) without regard to whether such Taxes relate to Pre-Closing Tax Periods (other than Liabilities arising out of or relating to the ownership, operation or conduct of the Acquired Business, the Transferred Assets or Assumed Liabilities, in each case, for Post-Closing Tax Periods).

“Rockstar Energy Drink Brand” means the brand names “ROCKSTAR”, “ROCKSTAR ENERGY”, “ROCKST★R”, “ЯR” and the related brands and sub-brands listed in Section 1.01(f) of the Disclosure Letter, including any and all stylizations, translations, variations, adaptations, abbreviations and phonetic equivalents thereof.

“ROFR Product” has the meaning specified in Section 3.07.

“Sanctions Laws” has the meaning specified in Section 4.07(e).

“SEC” has the meaning specified in Section 6.10(a).

“Securities Purchase Agreement” has the meaning specified in the Recitals.

“Separation Plan” has the meaning specified in Section 6.09.

“Shared Contract” has the meaning specified in Section 6.07.

“Specified Agreement” has the meaning specified in Section 6.06(c)(iii) of the Disclosure Letter.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, unlimited liability company, joint venture, partnership or other entity of which such Person (or any one or more of its Subsidiaries) (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Subsidiary Transferors” means any Subsidiary of PepsiCo that owns or holds the rights to any Transferred Asset.

“Target Net Working Capital” means $40,000,000.

“Tax” or “Taxes” means any and all taxes, charges (including customs duties or fines), fees, levies, imposts, duties, assessments or other governmental charges of any kind whatsoever in the nature of a tax, imposed by or payable to any Governmental Authority, including any gross income, net income, alternative or add-on minimum, franchise, profits or excess profits, gross receipts, estimated, capital, goods, services, documentary, use, transfer, ad valorem, business rates, value added, sales, goods and services (GST), harmonized sales (HST), customs, real or personal property, capital stock, license, payroll, withholding or back-up withholding, beverage or soda, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer, gains taxes, in each case, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Tax Act” means the Income Tax Act (Canada), RSC 1985 c. 1, 5th Supp.

“Tax Authority” means any Governmental Authority responsible for the imposition, collection or administration of any Tax.

“Tax Proceeding” has the meaning specified in Section 7.04.

“Tax Returns” means all returns, reports, statements, declarations, forms, and other information required to be supplied to a Tax Authority relating to Taxes, including elections, declarations, disclosures, schedules, attachments, supplements, estimates and information returns and all amendments thereto.

“Termination Dispute Notice” has the meaning specified in Section 3.10(d).

“Third-Party Claim” has the meaning specified in Section 8.03(a).

“Total LRB Category” means the total liquid refreshment beverage category [***] in the U.S. as defined and reported in the Circana Data.

“Trade Secrets” has the meaning specified in the definition of Intellectual Property.

“Trademarks” has the meaning specified in the definition of Intellectual Property.

“Transaction Expenses” means all fees, costs and expenses (including data room and travel expenses) incurred by PepsiCo or its Affiliates in connection with this Agreement, the Additional Agreements and the Transactions (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants or other service providers of PepsiCo or any of its Affiliates).

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Bill of Sale and Assumption Agreement, the Brand Agreement, the Canada IP Assignment Agreement, the Transition Services Agreement and the U.S. IP Assignment Agreement.

“Transfer Taxes” means all transfer, sales, use, real or personal property, transfer, documentary, stamp and all other similar Taxes or other like charges together with interest, penalties or additional amounts imposed with respect thereto, but excluding GST/HST.

“Transferred Assets” means all of PepsiCo’s and its Affiliates’ right, title and interest in and to the following:

(a) the Transferred Intellectual Property;

(b) the Transferred Data;

(c) the Assigned Contracts;

(d) all Inventory used, or held for use, exclusively by PepsiCo’s external co-packers for use in the Acquired Business (collectively, the “Transferred Inventory”);

(e) all Equipment of the type set forth in, Section 1.01(g) of the Disclosure Letter that (i) is exclusively used in the Acquired Business, (ii) is located in the Acquired Territory and bears, incorporates or displays the Rockstar Energy Drink Brand and does not bear, incorporate or display any PepsiCo Trademark as its primary branding element (excluding any such use of a PepsiCo Trademark in an incidental manner to indicate or attribute affiliation) or (iii) is specifically identified on Section 1.01(g) of the Disclosure Letter (collectively, “Transferred Equipment”);

(f) claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind to the extent related to the Transferred Assets or the Assumed Liabilities;

(g) all Permits (including any product registrations and marketing authorizations) necessary for the operation of the Acquired Business to the extent such Permits are exclusively related to the Acquired Business and transferable under applicable Law; and

(h) copies of any and all documents, instruments, papers, books, records, books of account, catalogs, brochures, sales literature, promotional materials, certificates and other documents (or portions thereof), existing in PepsiCo’s possession or control in tangible form, in each case to the extent primarily related to the Acquired Business; provided, however, that (i) none of the foregoing shall include any data or information related to the Excluded Businesses, and (ii) prior to delivery of any such materials, PepsiCo shall have the right to review the same and to remove or redact any competitively sensitive or other confidential information of PepsiCo or its Affiliates that does not primarily relate to the Acquired Business.

“Transferred Business Employee” has the meaning specified in Section 6.01(a).

“Transferred Data” means any and all Data of the type set forth in the “Transferred Data Schedule” attached hereto as Exhibit H (as such exhibit may be amended from time to time by the Parties’ mutual written agreement), in each case, that is controlled by PepsiCo or its Affiliates and primarily used or primarily held for use in connection with the Acquired Business, except for any Data that is: (a) Not Readily Transferable; (b) Not Lawfully Transferrable; (c) consists of Excluded Business Data; or (d) other than in the case of Employee Manually Transferred Data, Unstructured Data; provided that “Transferred Data” shall not include any Intellectual Property.

“Transferred Intellectual Property” means (a) any and all (1) Trademark rights in and to the Rockstar Energy Drink Brand and (2) Copyrights owned by PepsiCo and its Affiliates that are used or held for use as of the Closing in connection with advertising, marketing and promotion of the Rockstar Energy Drink Brand or the products of the Acquired Business, and the packaging of the products of the Acquired Business, in the case of each of (1) and (2) in the Acquired Territory and owned by PepsiCo or its Affiliates, (b) the Internet Properties set forth on Section 1.01(c) of the Disclosure Letter and (c) any and all other Intellectual Property (other than Registered Intellectual Property, Personal Information and Data) owned by PepsiCo or its Affiliates and primarily used or held for use by, or primarily developed for, the Acquired Business, in each case together with (i) any and all claims and causes of action with respect to such Intellectual Property, accruing on or after Closing, and the right to seek damages for the past, present or future infringement thereof and (ii) all rights to proceeds, income, revenues and royalties with respect thereto whether accruing before, on or after Closing.

“Transition Services Agreement” means the Transition Services Agreement, the form of which is attached hereto as Exhibit G, to be entered into by PepsiCo and Celsius on the Closing Date.

“Unstructured” means, when used with respect to specified Data, that such specified Data does not have a pre-defined data model or is not organized in a pre-defined structured manner.

“U.S.” means the United States of America.

“U.S. Distribution Agreement” has the meaning specified in the Recitals.

“U.S. IP Assignment Agreement” means the Intellectual Property Assignment Agreement, the form of which is attached hereto as Exhibit F, to be entered into by PepsiCo or the Subsidiary Transferors, on the one hand, and Celsius or the Celsius Designees, on the other, on the Closing Date.

“U.S. GAAP” means generally accepted accounting principles in the U.S.

“USDA” has the meaning specified in Section 4.17(b).

“VDR” means the Intralinks electronic data room for Project Burn maintained by PepsiCo.

“WARN Act” has the meaning specified in Section 4.11(d).

SECTION 1.02 Terms Generally. Unless the context otherwise requires:

(a) words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires;

(b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, clause, subclause, Exhibit and Schedule references are to the Articles, Sections, paragraphs, clauses or subclauses of, or Exhibits or Schedules to, this Agreement, as applicable, unless otherwise specified;

(c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified;

(d) the phrase “ordinary course of business” shall mean the ordinary course of business consistent with past practice;

(e) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”;

(f) references herein to any Person shall include such Person’s successors and permitted assigns;

(g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(h) the term “Dollars” and “$” mean U.S. Dollars, the lawful currency of the U.S.;

(i) the word “or” shall be disjunctive but not exclusive;

(j) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(k) references herein to any Contract (other than any reference to a Contract in the Disclosure Letter) mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(l) references to “made available” mean that such documents or information referenced shall have been contained in the VDR prior to the execution of this Agreement;

(m) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(n) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of the date of the execution and delivery of this Agreement.”

ARTICLE II

PURCHASE AND SALE OF TRANSFERRED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES

SECTION 2.01 Purchase and Sale of Transferred Assets; Exclusion of Excluded Assets.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, PepsiCo shall (or, as applicable, shall cause the Subsidiary Transferors to) sell, transfer, convey, assign and deliver to Celsius (or, as applicable, one or more Affiliates of Celsius designated by Celsius in writing prior to the date hereof (each, a “Celsius Designee”)), and Celsius shall (or, as applicable, shall cause the Celsius Designees to) purchase and accept from PepsiCo (or, as applicable, the Subsidiary Transferors) the Transferred Assets, free and clear of all Liens other than Permitted Liens (the “Sale”).

(b) PepsiCo shall not sell, transfer, convey, assign or deliver to Celsius, and Celsius shall not purchase, acquire, receive or accept, any of PepsiCo’s or its Affiliates’ right, title or interest in, to or under the Excluded Assets, all of which shall be retained by PepsiCo and its Affiliates.

(c) Notwithstanding any other provision in this Agreement to the contrary, no Transferred Asset shall be sold, transferred, conveyed, assigned or delivered if the sale, transfer, conveyance, assignment or delivery (or the attempt thereof) without the Consent of a third party or Governmental Authority would constitute a breach, violation or other contravention of the rights of such third party or a violation of applicable Law (any such Transferred Asset, a “Non-Transferable Asset”) until such Consent is obtained, at which time such Non-Transferable Asset shall be automatically sold, transferred, conveyed, assigned and delivered to Celsius (or a Celsius Designee) for no additional consideration. For a period of 12 months following the Closing, the Parties shall use their respective commercially reasonable efforts to cooperate with each other to obtain promptly any such Consent required for the sale, transfer, conveyance, assignment or delivery of any such Non-Transferable Asset to Celsius (or a Celsius Designee); provided, further, that neither Party nor any of their respective Affiliates shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any such Consent (other than reasonable and documented out-of-pocket expenses, attorneys’ fees and recording or similar fees). Pending the earlier of obtaining such Consent and the expiration of such 12-month period, the Parties shall use commercially reasonable efforts to cooperate with each other in any reasonable and lawful arrangements designed to provide Celsius (or a Celsius Designee) all economic benefits and burdens of any such Non-Transferable Asset. During such time period, PepsiCo and its applicable Subsidiary Transferors shall comply with all applicable covenants and obligations with respect to such Non-Transferable Asset to the extent arising after the Closing Date and relating to such period during which such Non-Transferable Asset is held for the benefit of Celsius (or a Celsius Designee).

SECTION 2.02 Assumption of Assumed Liabilities; Retention of Excluded Liabilities.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Celsius shall (or shall cause one or more of the Celsius Designees to) assume, and become obligated to pay, perform and discharge when due, all Assumed Liabilities.

(b) Celsius shall not assume or cause to be assumed, or be deemed to have assumed or caused to be assumed, or be liable or responsible for, any Excluded Liabilities, all of which shall be retained by and be the sole and exclusive responsibility of PepsiCo and its Affiliates.

SECTION 2.03 Purchase Price; Allocation of Purchase Price.

(a) Subject to the terms and conditions of this Agreement, in consideration of the sale, assignment, delivery, conveyance and transfer of the Transferred Assets and the other rights received in connection with the entry into the long-term commercial arrangements contemplated by the Transaction Documents and the Additional Agreements, Celsius on its own behalf and, as applicable, as agent for the Celsius Designees (if any), shall (i) assume and become obligated to pay, perform and discharge, when due, the Assumed Liabilities, and (ii) pay to PepsiCo (for itself and on behalf of the Subsidiary Transferors) an amount of cash equal to $585,000,000 (the “Base Purchase Price”), plus (A) the amount, if any, by which Closing Net Working Capital exceeds Target Net Working Capital, minus (B) the amount, if any, by which Target Net Working Capital exceeds Closing Net Working Capital (the Base Purchase Price as so adjusted, the “Purchase Price”).

(b) As used in this Agreement, the “Estimated Closing Date Payment” means an amount equal to the Base Purchase Price, plus (A) the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital, minus (B) the amount, if any, by which Target Net Working Capital exceeds Estimated Net Working Capital. For purposes of determining the amount of cash to be paid as the Estimated Closing Date Payment by Celsius (or a Celsius Designee(s)) at the Closing pursuant to Section 2.06(b), PepsiCo shall prepare and deliver to Celsius on the Closing Date a written statement certified by an officer of PepsiCo setting forth PepsiCo’s good faith estimates (the “Estimated Closing Statement”) of: (i) the Closing Net Working Capital (such amount, the “Estimated Net Working Capital”) and (ii) the Estimated Closing Date Payment. The Estimated Closing Statement shall have been prepared in accordance with the applicable definitions and other provisions set forth herein and the Accounting Principles. PepsiCo shall have delivered, together with the Estimated Closing Statement, any supporting documentation and information with respect to the amounts set forth therein.

(c) Notwithstanding the foregoing, consistent with their mutual understanding that the value of the Transferred Assets (other than any Transferred Intellectual Property owned by PepsiCo) in respect of Canada is de minimis, the Parties agree that the allocation of the Base Purchase Price to Transferred Assets (other than the Transferred Intellectual Property owned by PepsiCo) that are located in Canada or that may be used in Canada shall not exceed $393,547 unless otherwise agreed by the Parties. The Parties shall cooperate in allocating the amount allocable to Equipment located in Canada to its provinces on the basis of net book value and shall report for any GST/HST or other Tax purposes consistent with such allocation.

SECTION 2.04 Purchase Price Adjustment.

(a) (x) If the Purchase Price, as finally determined in accordance with this Section 2.04, is less than the Estimated Closing Date Payment (the difference between the Estimated Closing Date Payment and such Purchase Price, a “PepsiCo Deficit”), PepsiCo shall pay to Celsius the amount of such PepsiCo Deficit, if any, and (y) if the Estimated Closing Date Payment is less than the Purchase Price, as finally determined in accordance with this Section 2.04 (the difference between such Purchase Price and the Estimated Closing Date Payment, a “Celsius Deficit”), Celsius shall pay to PepsiCo the amount of such Celsius Deficit, if any, and in each case, such payment shall be made by wire transfer of immediately available U.S. dollar funds to an account designated by the Party receiving payment, within five Business Days after the final determination of the Purchase Price in accordance with this Section 2.04.

(b) As promptly as practicable (and, in any event, within 90 days after the Closing), Celsius shall prepare and deliver to PepsiCo a statement setting forth Celsius’ good faith calculation of (i) the Closing Net Working Capital and (ii) the Purchase Price (the “Proposed Final Closing Statement”). The Proposed Final Closing Statement shall be prepared in accordance with the applicable definitions and other provisions set forth herein and the Accounting Principles. The Parties agree to provide each other and their respective representatives reasonable access to their respective books and records (including any supporting work papers, subject to the execution of customary work paper access letters) and personnel for the sole purpose of preparing and evaluating the Proposed Final Closing Statement and resolving any disputes in connection therewith; provided, that no Party shall be required to disclose any information if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law or Contract; provided, however, that if any such disclosure is not made in reliance on this sentence, the Party electing not to disclose shall provide the other Party with notice thereof and shall use commercially reasonable efforts to provide such disclosure in a manner which would not violate any such Law or Contract or result in the waiver of any such privilege or protection. If PepsiCo disagrees with the determination of the Proposed Final Closing Statement, PepsiCo shall notify Celsius in writing of such disagreement within 45 days after delivery of the Proposed Final Closing Statement, which written notice shall set forth any such disagreement in reasonable detail (a “Disagreement Notice”). If PepsiCo fails to deliver a Disagreement Notice by the end of such 45-day period, PepsiCo shall be deemed to have accepted the Proposed Final Closing Statement delivered by Celsius, and Celsius and PepsiCo agree that the items and amounts set forth in the Proposed Final Closing Statement shall be final and binding on the Parties. Matters included in the calculations in the Proposed Final Closing Statement to which PepsiCo does not object in the Disagreement Notice shall be deemed accepted by PepsiCo and shall not be subject to further dispute or review. Celsius and PepsiCo shall negotiate in good faith to resolve any such disagreement set forth in a Disagreement Notice, and any resolution agreed to in writing by Celsius and PepsiCo shall be final and binding upon the Parties.

(c) If Celsius and PepsiCo are unable to resolve any disagreement as contemplated by Section 2.04(b) within 30 days after delivery by PepsiCo of a Disagreement Notice, Celsius and PepsiCo shall jointly select and appoint a nationally recognized third-party accounting or consulting firm with significant experience in resolving purchase price disputes, the retention of which will not give rise to present or potential future auditor independence problems for Celsius, PepsiCo or any of their respective Affiliates or Subsidiaries, as determined in the reasonable discretion of Celsius and PepsiCo, to resolve such disagreement (the firm so selected and appointed shall be referred to herein as the “Accounting Firm”). The Parties shall instruct the Accounting Firm to (i) consider only those items and amounts set forth in the Proposed Final Closing Statement as to which PepsiCo has disagreed pursuant to a Disagreement Notice and Celsius and PepsiCo have not resolved their disagreement and (ii) render its determination in respect of such items within 30 days after its retention. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether such calculation was done in accordance with the terms hereof (including the definitions herein) and the Accounting Principles, and whether there were mathematical or other manifest errors in the calculation of the Proposed Final Closing Statement, and the Accounting Firm shall not make any other determination. The Accounting Firm, acting as an expert and not as an arbitrator, shall make its determination based solely on written submissions and supporting material provided by Celsius and PepsiCo and not pursuant to any independent review. None of Celsius, PepsiCo or their respective representatives shall have any ex parte communications or meetings with the Accounting Firm concerning the subject matter hereof without the prior written consent of the other Party. In resolving any such disagreement, the Accounting Firm may not assign a value to such item greater than the greatest value for such item claimed by a Party in the Proposed Final Closing Statement or in the Disagreement Notice or less than the lowest value for such item claimed by a Party in the Proposed Final Closing Statement or in the Disagreement Notice. Celsius and PepsiCo shall cooperate with the Accounting Firm and use commercially reasonable efforts to cause the Accounting Firm to deliver to the Parties, as promptly as practicable, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination by the Accounting Firm in such report shall be final and binding on the Parties. The fees, costs and expenses of the Accounting Firm arising in connection with this Section 2.04 shall be borne by the Parties in such proportion to reflect the relative amount of each Party’s determination that has been modified pursuant to the Accounting Firm’s report. For example, if PepsiCo claims in the Disagreement Notice that the Purchase Price is $100,000 more than that determined by Celsius and set forth in the Proposed Final Closing Statement, but the Accounting Firm determines that PepsiCo has a valid claim for only $30,000, then Celsius shall bear 30% of the fees, costs and expenses of the Accounting Firm and PepsiCo shall bear the other 70% of such fees, costs and expenses.

(d) With respect to amounts included in Closing Net Working Capital that are denominated in currencies other than U.S. dollars, the current foreign exchange rate for each such currency as of immediately before the effective time of the Closing (or, if such rate is not published on such date, the most recent rate published prior to such date) as published by Reuters shall be used to convert such amounts into U.S. dollars for purposes of determining Closing Net Working Capital in connection with the adjustments pursuant to this Section 2.04. In the event that any such foreign exchange rate is not available from Reuters, the Parties shall agree on a commercially reasonable alternative rate.

(e) Notwithstanding anything to the contrary in this Agreement, this Section 2.04 shall be the sole and exclusive remedy with respect to the calculation of the Closing Net Working Capital and the Purchase Price and any disputes in respect thereof.

SECTION 2.05 The Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Transferred Assets, the assumption of the Assumed Liabilities and the commencement of the Captaincy (all as contemplated herein, the “Closing”) shall take place by electronic exchanges of signatures concurrently with the execution of this Agreement, or at such other time as Celsius and PepsiCo may mutually agree in writing. The date on which the Closing takes place is referred to herein as the “Closing Date”. For the sake of clarity, the transfer of the Transferred Assets and Assumed Liabilities will be deemed to take place and be effective on the Closing Date at 12:01 a.m., New York time.

SECTION 2.06 Deliveries for the Closing.

(a) At the Closing, PepsiCo shall deliver or cause to be delivered to Celsius:

(i) a counterpart to each of the Additional Agreements, duly executed by each of PepsiCo and any of its Subsidiaries that is a party thereto;

(ii) a properly executed IRS Form W-9; and

(iii) such other instruments of transfer and conveyance, duly executed by PepsiCo or a Subsidiary Transferor (as applicable) in such customary form as is reasonably acceptable to both PepsiCo and Celsius, as necessary to vest in Celsius (or a Celsius Designee) all of PepsiCo’s (or such Subsidiary Transferor’s) right, title and interest in and to the Transferred Assets, in each case free and clear of all Liens other than Permitted Liens, and Transferred Liabilities.

(b) At the Closing, Celsius shall deliver or cause to be delivered to PepsiCo:

(i) a counterpart to each of the Additional Agreements, duly executed by each of Celsius and any of the Celsius Designees that is a party thereto;

(ii) a properly executed IRS Form W-9;

(iii) such other instruments of transfer and conveyance, duly executed by Celsius or a Celsius Designee (as applicable) in such customary form as is reasonably acceptable to both PepsiCo and Celsius, as necessary to vest in Celsius or such Celsius Designee (as applicable) all of PepsiCo’s and the Subsidiary Transferors’ right, title and interest in and to the Transferred Assets, in each case free and clear of all Liens other than Permitted Liens, and Transferred Liabilities; and

(iv) the Estimated Closing Date Payment by wire transfer of immediately available funds, to an account or accounts designated at least one Business Day prior to the Closing Date by PepsiCo in a written notice to Celsius.

SECTION 2.07 Withholding. Each Party and any of their Affiliates or designees shall be entitled to deduct and withhold any Taxes from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law; provided that, such Party shall use commercially reasonable efforts to notify the other Party in writing prior to deducting or withholding any amounts and cooperate in good faith with the other Party to reduce or mitigate the amount of any deduction or withholding to the extent such reduction or mitigation is permitted under applicable Law. Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect to which such deduction and withholding was made.

ARTICLE III

CAPTAINCY

SECTION 3.01 Captaincy; Term. PepsiCo and Celsius agree to an enhanced, long-term commercial arrangement on the terms and conditions set forth in this Article III (the “Captaincy”). The Captaincy will take effect as from the Closing and will continue during the term of the U.S. Distribution Agreement, unless earlier terminated pursuant to Section 3.10 (the term of the Captaincy, the “Captaincy Period”).

SECTION 3.02 PepsiCo Commitments. From and after the Closing, PepsiCo shall use commercially reasonable efforts to sell and distribute the Licensed Products in the U.S. (the obligation in this sentence, the “Captaincy CRE Obligation”). In furtherance of the foregoing, during the Captaincy Period, PepsiCo shall adhere to the following commitments:

(a) Annual Planograms.

(i) During the Captaincy Period, (A) PepsiCo shall ensure that each National Annual Planogram and each Divisional Annual Planogram allocates to the Licensed Products at least the applicable Minimum Licensed Products Facings (the facings so allocated to the Licensed Products, the “Celsius Facings”), even if the aggregate number of facings for all products in such Annual Planogram decreases in the future (except as contemplated in Section 3.02(a)(ii) below), (B) Celsius shall be entitled to allocate the Celsius Facings among Licensed Products in its sole discretion and (C) no Celsius Facings shall be allocated to PepsiCo’s other products. For the avoidance of doubt, if PepsiCo uses its commercially reasonable efforts to cause any customer to offer Licensed Products in accordance with National Annual Planograms and Divisional Annual Planograms designed in accordance with this Section 3.02(a), but such customer nonetheless elects to offer a lower number of Licensed Products, then PepsiCo shall not be deemed to be in breach of this Section 3.02(a).

(ii) Notwithstanding anything to the contrary herein, if during the Captaincy Period either (x) the Licensed Products Relevant Share or (y) the LRB Energy Category Relevant Share falls from one Relevant Band to a lower Relevant Band in any given calendar year (as measured as of the last Business Day in June of such year), then PepsiCo and Celsius shall cooperate in good faith to agree on a proportionately lower number of Minimum Licensed Products Facings for future National Annual Planograms and Divisional Annual Planograms (which reduction may, at PepsiCo’s election, take effect in the subsequent calendar year or any year thereafter in which the applicable dollar share remains in or below such lower Relevant Band); provided, that PepsiCo and Celsius shall also cooperate in good faith on proportionately reversing any such reduction for future National Annual Planograms and Divisional Annual Planograms in the event of subsequent growth that results in either the Licensed Products Relevant Share or the LRB Energy Category Relevant Share increasing to a higher Relevant Band.

(iii) If, following the date hereof, PepsiCo’s U.S. geographical divisions are further divided, consolidated or otherwise restructured or materially modified, the Parties shall negotiate in good faith to agree upon revised Minimum Licensed Products Facings for the Divisional Annual Planograms, which revised Minimum Licensed Product Facings shall reflect the geography and market shares (as of the date hereof) underlying such divided, consolidated, restructured or modified divisions.

(iv) If, in any year, the Parties are unable to agree on a reduction or increase in the number of Minimum Licensed Products Facings for future National Annual Planograms or Divisional Annual Planograms as set forth in Section 3.02(a)(ii) or on revised Minimum Licensed Products Facings for the Divisional Annual Planograms in accordance with Section 3.02(a)(iii), then, at the request of either Party, such dispute may be elevated for good faith discussion and resolution in accordance with this Section 3.02(a)(iv) (the “Escalation Procedure”). The Parties will, within [***] following such request, establish a committee (the “Contract Committee”), to be comprised of not less than two management-level representatives from each of Celsius and PepsiCo. The Contract Committee shall use reasonable efforts to resolve any such dispute in good faith, during a period of [***] following the establishment of the Contract Committee. If the Contract Committee is unable to reach a resolution during such period of [***], a Celsius executive officer and a PepsiCo management member with the title of senior vice president or above shall promptly discuss such dispute and shall use reasonable efforts to resolve such dispute within [***] following the expiration of such [***] period.

(b) Period Priorities. PepsiCo shall designate the Licensed Products as a “focus priority” for at least [***] of PepsiCo’s internal annual operations planning (“AOP”) calendar periods each year during the Captaincy Period, [***]. For each such calendar period, Celsius shall be entitled to select which brands of Licensed Products are so designated.

(c) Strategic Meetings. During the Captaincy Period, at each of PepsiCo’s annual U.S. Beverages national AOP meetings (and any substitute or successor annual meeting where category and brand plans are presented to PepsiCo’s beverage sales organization/distribution network), PepsiCo shall provide Celsius with presence on the [***] together with (i) time to present its LRB Energy Category and Licensed Products brand plans at the meeting and (ii) inclusion in [***] that incorporate PepsiCo portfolio of brands and categories (“AOP Written Communications”), in each case that are commensurate with the scale of PepsiCo’s distribution of products in the LRB Energy Category relative to PepsiCo’s distribution of other products presented at such annual U.S. national AOP meetings. [***].

SECTION 3.03 PepsiCo Efforts.

(a) During the Captaincy Period, PepsiCo shall use good faith efforts to work with Celsius to increase (in a commercially reasonable manner) the number of Celsius Facings in the National Annual Planograms to more than the Minimum Licensed Products Facings (it being agreed that no such increase shall modify or impact PepsiCo’s commitments under Section 3.02(a) or, subject to PepsiCo’s compliance with Section 3.02(a) otherwise limit PepsiCo’s ability to determine the number of facings for the Licensed Products in the National Annual Planograms).

(b) As part of the Annual Review (as defined in the Distribution Agreement), PepsiCo will review Market Level Annual Planograms in each division and inform Celsius whether: [***] (the foregoing, collectively, the “Market Planogram Guidance”). In the event that, at such Annual Review, PepsiCo informs Celsius that the Market Planogram Guidance have not been confirmed for the applicable division, the foregoing will be discussed during such Annual Meeting and the Parties will discuss and agree on a plan to use commercially reasonable efforts to reach the Market Planogram Guidance. [***].

SECTION 3.04 Additional U.S. Margin.

(a) During the Captaincy Period, PepsiCo’s targeted margin under the U.S. Distribution Agreement of [***] (as set forth in section (b) of Schedule 6 of the U.S. Distribution Agreement) shall be deemed to be increased to [***]. Further, during the Captaincy Period, (i) if the Licensed Products collectively achieve at least a [***] dollar share of the U.S. LRB Energy Category for the [***]-week period ending on the last day of any calendar quarter (based on the most recently available Circana Data as of the end of that quarter), such targeted margin shall be deemed to be increased to [***] for each subsequent calendar quarter for which such dollar share remains at [***] or above and (ii) if the Licensed Products collectively achieve at least a [***] dollar share of the U.S. LRB Energy Category for the [***]-week period ending on the last day of any calendar quarter (based on the most recently available Circana Data as of the end of that quarter), such targeted margin shall be deemed to be increased to [***] for each subsequent calendar quarter for which such dollar share remains at [***] or above. For the avoidance of doubt, in determining whether the dollar share for any “subsequent calendar quarter” remains at or above an applicable threshold, the Parties agree to recalculate such dollar share for the [***]-week period ending on the last day of the immediately preceding calendar quarter (based on the most recently available Circana Data as of the end of that quarter).

(b) If the Circana Data is permanently discontinued or the methodology or scope thereof changes materially, the Parties shall cooperate and negotiate in good faith to establish a replacement benchmark that reflects a corresponding metric. If the Parties are unable to agree on a replacement benchmark within 30 days, the Parties will seek to resolve such dispute in accordance with the Escalation Procedure.

(c) For the avoidance of doubt, notwithstanding anything to the contrary herein or in the U.S. Distribution Agreement, there shall be no targeted margin with respect to any Non-DSD Account, nor shall PepsiCo’s actual margin on any such Non-DSD Account be taken into account when calculating whether or not the targeted margin set forth above has been achieved, or, correspondingly, whether any true-up payment to PepsiCo or a subdistributor is owed, it being expressly acknowledged and agreed that sales to Non-DSD Accounts shall be disregarded in all respects with respect to the targeted margin described above.

(d) Following the Closing, the Parties shall use commercially reasonable efforts to discuss and promptly agree upon the payment mechanics for the payments of additional margin due under Section 3.04(a), which shall be substantially similar to those set forth in the amendment to the U.S. Distribution Agreement, dated March 21, 2024, between PepsiCo and Celsius.

SECTION 3.05 Management Fee. From time to time, PepsiCo may request that Celsius sell certain bottled or canned PepsiCo products in the LRB Energy Category or that are marketed or merchandised as “energy drinks” through key accounts sales calls in the U.S. and Canada. If Celsius accepts such request (it being understood that Celsius will be deemed to have accepted any such request in respect of existing products packaged under the “[***]” or “[***]” brand), the Parties shall cooperate in good faith to enter into a separate written agreement in respect of such selling service, which would set forth the specific products that would be sold by Celsius (the “Management Fee Products”) and would provide that PepsiCo would pay Celsius a management fee of [***] of any Management Fee Product sold in the U.S. or Canada by Celsius through key accounts sales calls during the Captaincy Period (a “Management Fee”). In furtherance of the foregoing, with respect to any Management Fee Product packaged under the “[***]” brand, Celsius shall agree to use commercially reasonable efforts to promote and sell such products in the U.S. or Canada, as applicable.

SECTION 3.06 Energy Product Fee.

(a) PepsiCo shall pay Celsius an energy product fee of [***] of any Energy Fee Product sold in the U.S. or Canada during the Captaincy Period (an “Energy Product Fee”). For the avoidance of doubt, any Energy Product Fee payable shall be incremental to any other amounts required to be paid to Celsius (including any Management Fee), and the payment of any Management Fee in respect of [***] shall not relieve PepsiCo of any obligation to pay an Energy Product Fee in respect of the [***].

(b) PepsiCo shall deliver payment statements for any Energy Product Fee on a quarterly basis and remit each payment within [***] of a calendar quarter end. PepsiCo shall include reporting on the Energy Fee Products in any depletion report delivered pursuant to any Applicable Distribution Agreement. Notwithstanding anything to the contrary therein, Celsius’ audit rights under Section 9.18 of each Applicable Distribution Agreement shall extend to PepsiCo’s books and records as they relate to the calculation and payment of the Energy Product Fee.

SECTION 3.07 [***] Right of First Refusal.

(a) If, during the Captaincy Period, Celsius acquires from a third party (whether by merger, stock or asset purchase or otherwise, in one transaction or in a series of related transactions) the rights (or control over such rights) to sell or distribute [***] (any such product, a “ROFR Product”), Celsius shall provide written notice to PepsiCo of such acquisition not less than [***] prior to the consummation thereof; provided, that Celsius shall use commercially reasonable efforts to provide such notice not more than [***] prior to such consummation. Such written notice shall contain (a) a description of all distribution agreements or arrangements related thereto (including breakage fees and penalties), to the extent known by Celsius, (b) the identity of the seller and (c) the intended date of consummation. Upon delivery of such notice, PepsiCo shall have [***] to elect to become the exclusive distributor of such ROFR Product in the U.S. and Canada on terms consistent with the Applicable Distribution Agreements (other than as set forth below) by delivery of a written notice of such election to Celsius. During such [***] period, upon the reasonable request of PepsiCo, Celsius shall provide PepsiCo with reasonable access to brand and commercial materials obtained in connection with due diligence (including consumer data, category data, velocity, brand services, demographics and brand strategy); provided, that Celsius shall not be obligated to provide any access that would reasonably be expected to violate any applicable Law or to jeopardize the potential acquisition. If PepsiCo delivers such written notice of election to Celsius within such [***] period, then Celsius and PepsiCo shall cooperate in good faith to enter into an amendment to each Applicable Distribution Agreement to include the ROFR Product as a “Licensed Product” thereunder; provided, that any such amendment shall [***]. [***].

(b) Notwithstanding the foregoing, Celsius shall have no obligation to deliver a notice in respect of (and PepsiCo shall have no right to elect to distribute) any ROFR Products that are acquired as part of an acquisition in which ROFR Products collectively make up less than [***] of the total products acquired, [***]. Further, if Celsius acquires a ROFR Product, but in good faith does not intend to continue to distribute such ROFR Product through direct store delivery channels (“DSD Channels”), Celsius may affirmatively elect to cease such distribution by including such election in the written notice required by Section 3.07(a). If Celsius makes such election, (i) Celsius shall be required to cease such distribution within 12 months following the closing of the acquisition of the rights to such ROFR Product and (ii) PepsiCo shall have no right to elect to distribute such ROFR Product; provided, that, if Celsius fails to cease such distribution by the end of such 12-month period, PepsiCo’s right to elect to distribute such ROFR Product in accordance with Section 3.07(a) shall be reinstated for a period of [***] beginning upon the end of such 12-month period. Without limiting the foregoing Section 3.07(a), nothing in this Section 3.07 shall be construed to restrict Celsius from selling any ROFR Product through non-DSD Channels (including the Ecommerce Channel, the Club Channel and internationally).

SECTION 3.08 [***]. [***].

SECTION 3.09 Increase to U.S. Distribution Agreement Buy-Out. During the Captaincy Period, in the event that a Buy-Out (as defined in the U.S. Distribution Agreement) becomes due pursuant to Section 3.3(a)(i)(B) or Section 3.3(a)(ii) of the U.S. Distribution Agreement, the amount of such Buy-Out shall be deemed to be increased by [***]. In addition, during the first two years of the Captaincy Period, each of the references to “[***], an Affiliate of [***], an exclusive [***] bottler or an Affiliate of an exclusive [***] bottler” in Section 3.3(a)(ii) of the U.S. Distribution Agreement shall be deemed to include “[***] or an Affiliate thereof”.

SECTION 3.10 Termination.

(a) The Captaincy shall automatically terminate upon the termination of the U.S. Distribution Agreement.

(b) The Captaincy may be terminated at any time:

(i) by the mutual written consent of PepsiCo and Celsius;

(ii) by PepsiCo, upon written notice to Celsius, if the Licensed Products shall have failed to collectively maintain at least a [***] dollar share of the LRB Energy Category for the [***]-week period immediately preceding the delivery of such notice; provided, that any termination pursuant to this Section 3.10(b)(ii) shall only take effect upon the first day of the calendar year that is at least six months after the delivery of such notice; or

(iii) by Celsius, upon written notice to PepsiCo, if PepsiCo shall have breached or failed to satisfy any of its obligations under Section 3.02, Section 3.06 or Section 3.08, which breach or failure (A) has more than a de minimis impact and (B) shall not have been cured by (x) in the case of a breach or failure of the Captaincy CRE Obligation, the [***], or (y) in all other cases, the [***] following receipt of written notice from Celsius of such breach or failure (which notice shall specify in reasonable detail the nature of such breach or failure).

(c) In the event of the termination of the Captaincy in accordance with this Section 3.10, the Captaincy Period shall end and the provisions of this Article III shall cease to apply, except that (i) the provisions of this Section 3.10 and Section 3.11 shall survive any such termination, (ii) PepsiCo shall remain obligated to pay any Management Fee or Energy Product Fee earned prior to such termination and (iii) Celsius shall remain obligated to pay any additional margin accrued under Section 3.04 prior to such termination.

(d) Any termination pursuant to Section 3.10(a) or Section 3.10(b)(i) shall become effective immediately. Any termination pursuant to Section 3.10(b)(ii) or Section 3.10(b)(iii) shall become effective upon the [***] following delivery of written notice of such termination (subject, in the case of a termination pursuant to Section 3.10(b)(ii), to the proviso set forth therein), unless the non-terminating Party delivers written notice disputing such termination during such [***] period (such notice, a “Termination Dispute Notice”). If the non-terminating Party does not deliver a Termination Dispute Notice within such [***] period, such termination shall become effective and shall be final, binding and non-appealable.

(e) In the event either Party timely delivers a Termination Dispute Notice in respect of any termination, the Parties will seek to resolve such dispute in accordance with the Escalation Procedure and such termination shall not take effect during the pendency of such Escalation Procedure. Upon the conclusion of the Escalation Procedure, unless the terminating Party agrees to withdraw its termination notice, such termination shall become effective immediately (subject, in the case of a termination pursuant to Section 3.10(b)(ii), to the proviso set forth therein). Notwithstanding the effectiveness of such termination, the non-terminating Party may seek further resolution of such dispute in accordance with Section 9.11(b). In the event that any such termination takes effect and it is subsequently finally determined that such termination was invalid, the Captaincy shall be retroactively reinstated as if such termination had never occurred, with each Party that continues to comply with its obligations under this Article III being entitled to collect (i) all amounts that would have been payable to it in the absence of such termination plus (ii) simple interest on such amounts through the date of actual payment at an interest rate per annum of 5.00%. Upon any such retroactive reinstatement, if Celsius shall have acquired a ROFR Product while such termination was in effect, the terms of Section 3.07 shall apply as if Celsius had provided the requisite notice on the date of such retroactive reinstatement.

SECTION 3.11 Breach; Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement or any Additional Agreement, (i) Celsius’ sole and exclusive remedy for any breach or alleged breach by PepsiCo of Section 3.02, Section 3.06 or Section 3.08 shall be to terminate the Captaincy in accordance with Section 3.10(b)(iii) and (ii) any breach by either Party of the provisions of the Captaincy set forth in this Article III shall not constitute a breach under any other Article of this Agreement or any other agreement between the Parties, nor shall either Party refer to any such breach (or alleged breach) of the Captaincy in support of any such non-Captaincy breach (or alleged breach).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PEPSICO

Except as set forth in the Disclosure Letter, PepsiCo hereby represents and warrants to Celsius as follows:

SECTION 4.01 Organization and Qualification. Each of PepsiCo and the Subsidiary Transferors is duly organized, validly existing and, except in any jurisdiction that does not recognize such a concept, in good standing under its jurisdiction of incorporation or organization, as applicable, and has all requisite legal entity power and authority to own, lease or otherwise hold its assets and properties and to conduct the Acquired Business as currently conducted, except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of PepsiCo or the Subsidiary Transferors to perform their respective obligations under this Agreement or any Additional Agreement or to consummate the Transactions (a “Seller Material Adverse Effect”). Each of PepsiCo and the Subsidiary Transferors is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of the Acquired Business requires such license or qualification, except as would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect.

SECTION 4.02 Authority; Execution and Delivery; Enforceability. Each of PepsiCo and the Subsidiary Transferors, as applicable, has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is or will be a party, to fully perform its obligations hereunder and thereunder, as applicable, and to consummate the Transactions. The execution, delivery and performance by each of PepsiCo and the Subsidiary Transferors, as applicable, of this Agreement and the Additional Agreements to which it is or will be a party, and the consummation by PepsiCo and the Subsidiary Transferors of the Transactions, have been duly authorized by all necessary action on the part of PepsiCo and the Subsidiary Transferors, as applicable, and no other action on the part of PepsiCo or the Subsidiary Transferors is necessary to authorize the execution, delivery or performance of this Agreement or the Additional Agreements, or the consummation of the Transactions. Each of PepsiCo and the Subsidiary Transferors has duly executed and delivered this Agreement and each Additional Agreement to which it is or will be a party, and, assuming the due execution and delivery by Celsius, this Agreement constitutes PepsiCo’s, and each Additional Agreement to which PepsiCo or any Subsidiary Transferor is or will be a party, as applicable, constitutes PepsiCo’s or such Subsidiary Transferor’s legal, valid and binding obligation, enforceable against PepsiCo or such Subsidiary Transferor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at Law or in equity (the “Enforceability Exceptions”).

SECTION 4.03 No Conflicts; Consents and Approvals. Subject to receipt of the consents, approvals and waivers, and the making of the filings and notifications, in each case listed in Section 4.03 of the Disclosure Letter, the requirements of the HSR Act and the filing by PepsiCo of reports under the Exchange Act and as contemplated by the rules of The Nasdaq Stock Market LLC, none of (i) the execution, delivery and performance by PepsiCo or any of the Subsidiary Transferors, as applicable, of this Agreement and each Additional Agreement to which it is or will be a party, (ii) the consummation by PepsiCo and such Subsidiary Transferors of the Transactions or (iii) the compliance by PepsiCo and such Subsidiary Transferors with any of the provisions hereof or thereof, as the case may be, will:

(a) conflict with, violate or result in the breach of any provision of the certificate of incorporation or by-laws or other organizational documents of PepsiCo or any Subsidiary Transferor;

(b) require PepsiCo or any Subsidiary Transferor to make any filing with, provide notice to or obtain any Permit, authorization, clearance, consent or approval (each, a “Consent”) from any Governmental Authority;

(c) conflict with, violate or result in the breach by PepsiCo or any Subsidiary Transferor of any Law applicable to PepsiCo, the Subsidiary Transferors or the ownership or use of the Transferred Assets or the performance of the Assumed Liabilities;

(d) conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require PepsiCo or any Subsidiary Transferor to make any filing with, provide notice to or obtain any Consent from any Person under, give rise to any right of termination or acceleration or right to increase the obligations or otherwise adversely modify the terms under, any Contract or other instrument or obligation included in the Assigned Contracts or the Shared Contracts or binding upon the Transferred Assets; or

(e) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the Transferred Assets;

except, in the case of each of (b), (c), (d) and (e), as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Business or the Transferred Assets, taken as a whole, or prevent or materially impair or delay PepsiCo or such Subsidiary Transferor from performing its obligations under this Agreement or any Additional Agreement or from consummating the Transactions.

SECTION 4.04 Financial Information.

(a) Section 4.04 of the Disclosure Letter sets forth (a) certain balance sheet and results of operations information as of and for the fiscal years ended December 30, 2023 and December 28, 2024 and (b) certain balance sheet and results of operations information as of and for the interim period ended July 12, 2025 (the information identified in clause (b), the “Interim Financial Information” and, together with the information identified in clause (a), the “Financial Information”), which were prepared based on the use of reasonable allocations, estimates and assumptions made in good faith for purposes of presenting the financial position and results of operations of the Acquired Business. The Financial Information: (x) was extracted from the books and records of PepsiCo and its Affiliates, which were prepared in accordance with U.S. GAAP in all material respects, taken as a whole, and (y) fairly presents, in all material respects, the financial condition and results of operations of the Acquired Business as of the dates and for the periods indicated therein, subject, in each case, to the absence of notes and other presentation items required under GAAP (which, in each case, if presented, would not materially alter the financial condition or financial results of the Acquired Business) and, as it relates to the Interim Financial Information, subject to normal, recurring year-end adjustments (which are not material, individually or in the aggregate, to the Acquired Business); provided however, that (i) throughout the respective periods covered thereby, the Acquired Business has not operated as separate stand-alone entities of PepsiCo and its Affiliates, and instead the Acquired Business has been reported within the consolidated financial statements of PepsiCo and its Affiliates, (ii) stand-alone financial statements have not historically been prepared for the Acquired Business, and (iii) the Financial Statement are not necessarily indicative of the financial position and results of operations of the Acquired Business had it been reported on a stand-alone basis.

(b) With due regard for the purpose for which the Financial Information was prepared and subject to the use of reasonable allocations, estimates and assumptions made in good faith for purposes of presenting the Financial Information, revenue reflected in the Financial Information (i) represent, in all material respects, all revenue for the Acquired Business which are operating in nature during the periods presented; (ii) is consistent with and have been prepared from the books and records of PepsiCo; (iii) does not include any revenue which are non-recurring in nature or which have not been generated in the ordinary course of business; (iv) represents bona fide, arm’s-length sales transactions; and (v) in all material respects, has been billed consistently across the periods presented with no material changes in the discounts, rebates or other benefits offered to customers outside the ordinary course of business.

(c) With due regard for the purpose for which the Financial Information was prepared and subject to the use of reasonable allocations, estimates and assumptions made in good faith for purposes of presenting the Financial Information, direct operating expenses reflected in the Financial Information (i) represent, in all material respects, all direct operating expenses for the Acquired Business made during the periods presented, (ii) in all material respects, have been paid consistently throughout the periods presented with no material delays or changes in timing of payments, (iii) represent bona fide costs for the operation of the Acquired Business, (iv) capture, in all material respects, all direct operating costs required to operate the Acquired Business in ordinary course of business, and (v) are paid consistent with commercial terms, in all material respects.

SECTION 4.05 No Undisclosed Liabilities; Absence of Certain Changes or Events.

(a) There are no Liabilities in respect of the Acquired Business, except for Liabilities (i) incurred in the ordinary course of business since July 12, 2025 (which, for the avoidance of doubt, shall not include any Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or relating to any cause of action, claim or lawsuit) or (ii) that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Business or the Transferred Assets.

(b) Since July 12, 2025 through the date hereof, there has not been any event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c) Since July 12, 2025 through the date hereof, the Business has been operated in the ordinary course of business, and neither PepsiCo nor any of its Subsidiaries have (solely with respect to the Acquired Business or the Transferred Assets):

(i) made any change in any method of financial accounting or financial accounting practice or policy other than those required by U.S. GAAP or required by applicable Law, or otherwise conducted its cash management practices other than in the ordinary course of business (including with respect to the collection of accounts receivable, payments of accounts payable and accrued expenses and credit practices and operation of cash management practices generally);

(ii) acquired, disposed of or leased or licensed any material properties or assets, other than the acquisition or disposition of Inventory in the ordinary course of business;

(iii) canceled, waived or released any material right or claim; or

(iv) agreed to, authorized or committed to agree to or authorize any of the actions set forth in clauses (i) through (iii) above.

SECTION 4.06 Absence of Litigation. There are no, and during the last three years there have been no, Actions pending or, to the Knowledge of PepsiCo, threatened, by or against PepsiCo or any of its Affiliates or any of the officers, directors or employees of PepsiCo or any of its Affiliates which (a) seek to prevent, hinder, modify or delay the Transactions, or (b) individually or in the aggregate, are, were or would reasonably be expected to be, material to the Acquired Business or the Transferred Assets, taken as a whole. There are no outstanding Governmental Orders which (a) would purport to prevent, hinder, modify or delay the Transactions or (b) individually or in the aggregate, would reasonably be expected to be material to the Acquired Business or the Transferred Assets, taken as a whole.

SECTION 4.07 Compliance with Laws.

(a) PepsiCo and its Affiliates are, and for the last three years have been, in compliance with all Laws and Governmental Orders, in each case except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Business or the Transferred Assets, taken as a whole. During the last three years, neither PepsiCo nor any of its Affiliates has received any notice or other communication from a Governmental Authority that alleges that PepsiCo or any of its Affiliates is not in compliance with any Law, except as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Business or the Transferred Assets, taken as a whole.

(b) During the last five years, PepsiCo, its Affiliates and its and their respective officers, directors, employees and, to the Knowledge of PepsiCo, any agents, representatives or other Persons acting on behalf of the Acquired Business have been in compliance with, and have not been the target of any Action related to, applicable Laws related to deceptive or unfair marketing practices of the Acquired Business, including Section 5 of the Federal Trade Commission Act, any relevant regulations promulgated by the FTC and state and foreign consumer protection acts.

(c) With respect to the Acquired Business, during the last five years, PepsiCo, its Affiliates and its and their respective officers, directors, employees and, to the Knowledge of PepsiCo, any agents, representatives or other Persons acting on behalf of the Acquired Business have been in compliance with, and have not been the target of any Action related to, applicable Laws related to bribery, corruption, kickbacks, racketeering, fraud or other improper payments including the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010 (“Anti-Bribery Laws”). With respect to the Acquired Business, during the last five years, PepsiCo, its Affiliates and its and their respective officers, directors, employees and, to the Knowledge of PepsiCo, any agents, representatives or other Persons acting on behalf of the Acquired Business have not paid, offered or promised to pay, or authorized or ratified the payment or transfer, directly or indirectly, of any monies or anything of value to any Public Official for the purpose of corruptly influencing any act or decision of such Public Official or of a Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case, in violation of any Anti-Bribery Laws. With respect to the Acquired Business, during the last five years, neither PepsiCo nor any of its Affiliates has conducted or initiated any internal investigation, made a voluntary or other disclosure to a Governmental Authority or received any notice, citation, report or allegation, including, to the Knowledge of PepsiCo, any oral complaint, allegation, assertion or claim on a hotline or whistleblower or similar telephone line or service, related to alleged violations of any Anti-Bribery Laws.

(d) With respect to the Acquired Business, during the last five years, PepsiCo, its Affiliates and its and their respective officers, directors, employees and, to the Knowledge of PepsiCo, any agents, representatives or other Persons acting on behalf of the Acquired Business have been in compliance with, and have not been the target of any Action related to, applicable Laws related to money laundering, anti-terrorism, proceeds of crime or financial record keeping, including the Criminal Code of Canada Section 462.3 and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the U.S. Bank Secrecy Act.

(e) With respect to the Acquired Business, during the last five years, PepsiCo, its Affiliates and its and their respective officers, directors, employees and, to the Knowledge of PepsiCo, any agents, representatives or other Persons acting on behalf of the Acquired Business have been in compliance with, and have not been the target of any Action related to, applicable Laws related to economic or financial sanctions, trade or export controls imposed, administered or enforced by the U.S., Canada, United Kingdom, European Union or its member states, or any other applicable sanctions authority with jurisdiction over PepsiCo or its Subsidiaries (“Sanctions Laws”).

(f) With respect to the Acquired Business, during the last five years, none of PepsiCo, its Affiliates or its or their respective officers, directors, employees or, to the Knowledge of PepsiCo, any agents, representatives or any other Persons acting on behalf of the Acquired Business, has been a Person: (i) listed on any sanctions-related lists (excluding any counter-sanctions regimes imposed by the Russian Federation or the People’s Republic of China) or owned or controlled by, or acting on behalf of, any such Person; (ii) operating, organized or resident in a country or other territory subject to comprehensive sanctions, which as of the date of this Agreement are Cuba, Iran, North Korea and the Crimea and separatist-controlled portions of the Donetsk and Luhansk regions of Ukraine or (iii) otherwise targeted under any Sanctions Laws.

SECTION 4.08 Governmental Licenses and Permits. Section 4.08 of the Disclosure Letter contains a list, as of the date hereof, of all material Permits used in and held for use in, or otherwise necessary for, the Acquired Business or necessary or required for the ownership of the Transferred Assets. PepsiCo and the Subsidiary Transferors hold all such Permits. All such Permits are valid and in full force and effect and no violation of, or default under, any such Permits has occurred which would give any Governmental Authority any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Business.

SECTION 4.09 Title. PepsiCo or a Subsidiary Transferor holds good and valid title to, or has valid leases, licenses or rights to use, all of the Transferred Assets (other than the Transferred Intellectual Property, which is the exclusive subject of Section 4.15), in each case, free and clear of all Liens other than Permitted Liens. All Transferred Equipment is (i) usable in the ordinary course of business and, in all material respects, adequate and suitable for the uses to which it is currently being put and (ii) in all material respects, in good operating condition and repair, subject to ordinary wear and tear.

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Disclosure Letter sets forth a true, correct and complete list of each material Business Employee Benefit Plan. “Business Employee Benefit Plan” means any Benefit Plan that PepsiCo or any of its Subsidiaries or ERISA Affiliates sponsors, maintains, contributes to or is required to contribute to, for the benefit of any Business Employee or his or her dependent(s). PepsiCo has made available to Celsius, with respect to each material Business Employee Benefit Plan, true, correct and complete copies of, to the extent applicable, all plan documents and all amendments thereto. No Business Employee Benefit Plans (or any assets or Liabilities thereof) will be transferred to, or otherwise will be assumed by, Celsius or any of its Affiliates.

(b) Each Business Employee Benefit Plan (i) has been established, maintained, funded, operated and administered in compliance in all material respects with all applicable Laws and with its terms, and (ii) all material premiums and other payments that are due pursuant to such plans as applicable to Business Employees have been timely paid. Each Business Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter (as applicable) from the IRS as to its qualified status, and nothing has occurred that could reasonably be expected to adversely affect such qualified status.

(c) Except as could not result in any Liability to Celsius, there is no Action, audit, examination or investigation pending with respect to any Business Employee Benefit Plan before any Governmental Authority and, to PepsiCo’s Knowledge, no such Action, audit, examination or investigation has been threatened.

(d) Except as could not result in any Liability to Celsius, neither PepsiCo nor any of its Subsidiaries has received notice of any pending or threatened claim or litigation with respect to any Business Employee Benefit Plan.

(e) No Business Employee Benefit Plan is: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code, (ii) a “multiemployer plan” (as defined in Sections 3(37) or 4001(3) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). No Controlled Group Liabilities have been incurred that have not yet been satisfied in full, and none of the Transferred Assets is subject to a Lien under ERISA. The Business does not have any Liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(f) No Business Employee Benefit Plan provides for post-termination, post-ownership or retiree insurance or other health or welfare benefits to any Business Employee beyond those required by COBRA for which the covered Person pays the full premium cost of coverage, and the Business has not incurred (whether or not assessed) any Tax or penalty under Sections 4980B, 4980H, 4980D, 6721 or 6722 of the Code. No Business Employee Benefit Plan constitutes a “non-qualified deferred compensation plan” under Section 409A of the Code.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby could (either alone or in conjunction with any other event), directly or indirectly, (i) result in any payment (in cash, property or the vesting of property and including, without limitation, severance, change in control or otherwise) becoming due to any Business Employee under any Business Employee Benefit Plan, (ii) increase any compensation or benefits otherwise payable or provided under any Business Employee Benefit Plan to any Business Employee, (iii) result in the acceleration of time of payment, funding or vesting of any such compensation or benefits under any Business Employee Benefit Plan for the benefit of any Business Employee, or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Business Employee Benefit Plan in respect of any Business Employee.

(h) Neither the execution of this Agreement nor the consummation of the Transactions (either alone or when combined with the occurrence of any other event) will result in any Business Employee who is a “disqualified individual” (as defined under Section 280G of the Code) becoming entitled to any payment or benefit that would reasonably be expected to be characterized as a “parachute payment” (within the meaning of Section 280G of the Code). No Business Employee has any “gross up” agreements with PepsiCo or any of its Affiliates or other assurance of reimbursement for any Taxes imposed under Section 409A or 4999 of the Code.

SECTION 4.11 Employee Matters.

(a) Section 4.11(a)(i) of the Disclosure Letter sets forth a true, correct and complete list of each employee of PepsiCo or its Affiliates that is a Business Employee as of the date hereof, setting forth the following information for each: (A) name or employee identification number; (B) job title; (C) date of hire; (D) full-time or part-time status; (E) exempt or non-exempt classification under wage and hour Laws (as applicable); (F) base annual salary or hourly wage rate (as applicable); (G) work location; (H) estimated and target annual short-term cash and long-term incentive compensation, including bonus or commission opportunity; (I) leave status (including type of leave, start date and anticipated return date (if known)); and (J) whether such individual is on a work visa and the type and expiration date of such visa. Section 4.11(a)(ii) of the Disclosure Letter sets forth a true, correct and complete list of each natural person consultant or independent contractor (including any brand-ambassador, social media influencer or similar contractor) that provides services to the Acquired Business as of the date hereof, setting forth the following information for each: (A) name, (B) category of services, (C) date of engagement and (D) fees paid to such individual. In the preceding 12 months, neither PepsiCo nor any of its Affiliates has (i) transferred any individuals who performed services primarily for the Acquired Business to a department, position or role outside of the Acquired Business or otherwise substantially reduced any such individual’s working time dedicated to the Acquired Business or (ii) transferred any individuals who performed services primarily for a department, position or role outside of the Acquired Business to a role within the Acquired Business or otherwise substantially increased such individual’s working time dedicated to the Acquired Business.

(b) Neither PepsiCo nor any of its Affiliates is party to any collective bargaining agreement or other Contract with a labor union or labor organization representing any current or former Business Employee, and there is no labor union or labor organization representing, or to the Knowledge of PepsiCo, purporting to represent or seeking to represent any Business Employee. There are no strikes, slowdowns, work stoppages, unfair labor practice charges or any other material labor disputes involving any Business Employee pending or, to the Knowledge of PepsiCo, threatened, nor have there been any such strikes, slowdowns or work stoppages since January 1, 2022.

(c) With respect to current Business Employees, each of PepsiCo and its Affiliates is, and since January 1, 2022 has been, in compliance in all material respects with, and is not in violation in any respect of any, Law respecting labor and employment.

(d) With respect to the Acquired Business, since January 1, 2022, neither PepsiCo nor any of its Affiliates has, (i) implemented any “plant closing” or employee “mass layoff” (in each case as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment, or (ii) implemented any other employee layoff, facility closure or shutdown, furlough or temporary layoff, reduction in salary or wages, or other material workforce changes, and no such action is currently contemplated, planned or announced. No Business Employee has been notified of an upcoming employment loss, as defined the Worker Adjustment and Retraining Notification Act (the “WARN Act”), within the 90-day period ending on the date hereof.

(e) Since January 1, 2022 through the date hereof, to the Knowledge of PepsiCo, there have been no allegations of sexual harassment or harassment based on any other protected category against any Business Employee.

SECTION 4.12 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Business or the Transferred Assets, (a) PepsiCo and its Affiliates are, and for the past three years have been, in compliance with all applicable Environmental Laws, (b) there is no Action pending or, to PepsiCo’s Knowledge, threatened against PepsiCo or any of its Affiliates relating to any Environmental Laws, (c) during the past three years, neither PepsiCo nor any of its Affiliates has received any written (or, to PepsiCo’s Knowledge, oral) notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws, (d) no Hazardous Materials are present in, on or under any real property currently or, during the period of ownership or operation in connection with the Acquired Business, formerly owned, operated, occupied or leased at any time by PepsiCo or any of its Affiliates in the operation of the Acquired Business and (e) neither PepsiCo nor any of its Affiliates has transported or arranged for the transportation of, stored or arranged for the storage of, used, manufactured, disposed of or arranged for the disposal of, or released any Hazardous Materials in violation of applicable Environmental Laws or in a manner that would reasonably be expected to result in Liability to the Acquired Business.

SECTION 4.13 Contracts.

(a) Section 4.13(a) of the Disclosure Letter lists (x) each Assigned Contract and (y) every other Contract of the following types (A) to which PepsiCo or any of its Subsidiaries is a party and that relates to the Acquired Business or (B) pursuant to which the Acquired Business has any rights or obligations as of the date hereof (each Contract listed or required to be listed, a “Material Contract”):

(i) any Contract providing for payments by or to the Acquired Business in excess of $250,000 in any 12-month period;

(ii) any Contract providing for a joint venture, partnership or other similar arrangement between PepsiCo or any Subsidiary and any other Person in respect of the Acquired Business;

(iii) any Contract with a Key Customer or Key Supplier;

(iv) any collective bargaining agreement or other Contract with a labor organization involving any Business Employees;

(v) all agreements pursuant to which (A) PepsiCo or its Affiliates have granted licenses, covenants not to assert, standstills, immunities or similar rights to, under or in relation to any material Transferred Intellectual Property to any third party; or (B) PepsiCo or its Affiliates have received licenses, covenants not to assert, standstills or immunities under third-party Intellectual Property that is used or held for use in the operation of the Acquired Business and is material to the Acquired Business, in each case, other than (1) licenses in respect of Information Systems or any component thereof or commercially available software; and (2) non-exclusive licenses granted or received in the ordinary course of business to or by distributors, manufacturers, retailers, vendors, sponsors, co-marketers and other service providers or recipients in the ordinary course of business for the purposes of providing services to, or receiving services from, the Acquired Business;

(vi) the 10 largest distributors (the “Key Distributors”) of the Acquired Business based on the volume sold to customer for the fiscal year ended December 28, 2024;

(vii) any Contract for the provision of raw materials, packing, co-packing, freight or warehousing that is (x) primarily related to the Acquired Business or the Transferred Assets and (y) material to the Acquired Business or the Transferred Assets, taken as a whole;

(viii) any Contract that obligates PepsiCo or any Subsidiary to make any capital expenditure or capital improvements in respect of the Acquired Business in an amount in excess of, individually or in the aggregate, $50,000;

(ix) any Contract related to the Acquired Business that obligates PepsiCo or any Subsidiary to make any capital contribution, investment or loan in excess of $50,000;

(x) any Contract related to the Acquired Business (A) that restricts PepsiCo or any Subsidiary in any respect from competing in any line of business or with any Person, in each case in the Acquired Territory, (B) that requires the purchase of all or substantially all of PepsiCo’s or any Subsidiary’s requirements of a particular product or service from a supplier, (C) pursuant to which PepsiCo or any Subsidiary has granted exclusive rights to a customer or a supplier (including to purchase or distribute products or services) or containing any other exclusivity obligations, (D) containing rights of first refusal, rights of first offer or other similar rights or (E) containing “most favored nation” pricing provisions, in each case where such rights, limitations or provisions would purport to apply to Celsius or its Affiliates after the Closing;

(xi) any Contract related to the Acquired Business in respect of the acquisition or disposition of any interest in any Person or any business, line of business or division thereof, or a material portion of the assets of any Person (other than Inventory in the ordinary course of business), that has not yet been consummated or pursuant to which PepsiCo or such Subsidiary has continuing material Liabilities, including with respect to an earn-out, milestone, royalty, revenue-share or similar payment obligation;

(xii) any Contract related to the Acquired Business with a Governmental Authority, excluding such Contracts entered into in the ordinary course of business with a Governmental Authority as a customer;

(xiii) any Contract related to the Acquired Business entered into for the resolution or settlement of any Action pursuant to which PepsiCo or such Subsidiary has continuing material non-monetary obligations;

(xiv) any Shared Contract material to the Acquired Business; and

(xv) any Contract containing any commitment to do, or to enter into, any of the foregoing.

(b) Each Material Contract is a legal, valid and binding obligation of PepsiCo or one of its Subsidiaries, enforceable against such Person in accordance with its terms and, to PepsiCo’s Knowledge, each other party thereto, and is in full force and effect, subject in all cases to the Enforceability Exceptions. PepsiCo and its Subsidiaries are in compliance (and no event has occurred that, with or without notice or lapse of time or both, would result in a failure to be so in compliance), in all material respects, with each, and, have not received any written (or, to PepsiCo’s Knowledge, oral) notice of any breach or default under any, Material Contract. To the Knowledge of PepsiCo, each other party to each Material Contract is in compliance (and no event has occurred that, with or without notice or lapse of time or both, would result in a failure to be so in compliance), in all material respects, with each, and has not received any notice of any breach or default under any, Material Contract. Neither PepsiCo nor any of its Subsidiaries has received any written notice (or, to PepsiCo’s Knowledge, oral) indicating that any party to a Material Contract intends to terminate, cancel or modify in a materially adverse manner its business relationship with respect to the Acquired Business. PepsiCo has made available to Celsius a true and correct copy of those portions of each Material Contract relating to the Acquired Business or Transferred Assets, together with all amendments, extensions, guarantees and other binding supplements thereto as of the date of this Agreement.

SECTION 4.14 Key Customers and Suppliers. Section 4.14 of the Disclosure Letter sets forth the 10 largest suppliers (the “Key Suppliers”) and 10 largest customers (the “Key Customers”) of the Acquired Business based on the dollar amount of purchases and sales, respectively, for the fiscal year ended December 28, 2024. No Key Supplier or Key Customer has, since December 28, 2024, (a) cancelled or otherwise terminated, or threatened in writing (or, to PepsiCo’s Knowledge, orally), to cancel or otherwise terminate, its relationship with PepsiCo or any of its Subsidiaries with respect to the Acquired Business in any material respect, (b) decreased or limited materially, or threatened in writing (or, to PepsiCo’s Knowledge, orally), to decrease or limit materially, its services, supplies or materials for use in the Acquired Business or its usage or purchase of the services or products of the Acquired Business, except for normal cyclical changes related to customers’ businesses, or (c) changed in any materially adverse manner the material terms on which such supplier or customer conducts business with PepsiCo or any of its Subsidiaries with respect to the Acquired Business.

SECTION 4.15 Intellectual Property.

(a) Section 4.15(a)(i) of the Disclosure Letter sets forth a true, correct and complete list of all registered, issued or applied-for Transferred Intellectual Property (“Registered Intellectual Property”), as well as all material unregistered Trademarks, including, as applicable, (i) the registration or application number, (ii) the registration or application date, (iii) the jurisdiction in where such item is registered or applied for, (iv) the current owner of record, registrant or account administrator and (v) if not otherwise available, the date of first use. All such Transferred Intellectual Property is subsisting and, to the Knowledge of PepsiCo, valid and enforceable. No Registered Intellectual Property is subject to any challenge, interference, opposition or other proceeding challenging the validity, enforceability, registrability, ownership or use thereof.

(b) PepsiCo and each of its Affiliates has taken reasonable steps to preserve, maintain and protect the Transferred Intellectual Property, including timely payment of applicable maintenance fees and filing of applicable statements of use. In the past five years, no Governmental Authority has refused or rejected any Trademark application included in the Transferred Intellectual Property and filed by or on behalf of PepsiCo or any of its Affiliates and no Trademark registration or application included in the Transferred Intellectual Property and filed by or on behalf of PepsiCo or any of its Affiliates has been denied, objected to or opposed. Since January 1, 2022, PepsiCo has not received any written notice of any other Person’s prior rights in or to any Trademark (whether registered or unregistered) included in the Registered Intellectual Property.

(c) PepsiCo or the Subsidiary Transferors exclusively own and possess all right, title and interest in and to the Transferred Intellectual Property, free and clear of all Liens other than Permitted Liens. Immediately following the Closing, after giving effect to the transactions contemplated by this Agreement, all Transferred Intellectual Property will be fully owned, available for use, transferrable, alienable and licensable by Celsius and its Subsidiaries, without any restrictions, accounting or permission and without any payment of additional amounts to any other Person. The consummation of the transactions contemplated by this Agreement will not result in (i) the grant or expansion of any rights, licenses or encumbrances on, or loss or modification of any right to, any Transferred Intellectual Property or (ii) any payment to any Person with respect to any Transferred Intellectual Property in excess of what would have otherwise been payable.

(d) The Transferred Intellectual Property, together with the rights granted to Celsius and its Subsidiaries under this Agreement, the Assigned Contracts and the Additional Agreements, constitute all of the Intellectual Property used in connection with or necessary for the conduct of the Acquired Business as currently conducted by PepsiCo and its Affiliates and, immediately following the Closing, will constitute all of the Intellectual Property used in connection with or necessary for the conduct of the Acquired Business in substantially the same manner as currently conducted by PepsiCo and its Affiliates. The Transferred Data and any Data that is Not Lawfully Transferrable but otherwise satisfies the definition of Transferred Data, together with the rights granted to Celsius and its Subsidiaries under this Agreement, the Assigned Contracts and the Additional Agreements, and the Data provided or made available for transfer to Celsius (or with respect to which, Celsius has the contractual right to request) under the Transition Services Agreement, constitute in all material respects all of the Data used in connection with or necessary for the conduct of the Acquired Business as currently conducted by PepsiCo and its Affiliates.

(e) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Business (i) neither the operation of the Acquired Business nor the use of any of the Transferred Intellectual Property by PepsiCo and its Affiliates infringes, misappropriates or otherwise violates the Intellectual Property of any Person and (ii) there are no claims pending or threatened in writing or, to the Knowledge of PepsiCo, otherwise, against PepsiCo or any of its Affiliates that (A) the operation of the Acquired Business or the use of any Transferred Intellectual Property infringes, misappropriates or otherwise violates any Intellectual Property of any Person or (B) challenge the validity, enforceability or ownership of any Transferred Intellectual Property.

(f) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Business, PepsiCo has not filed or threatened any Action or sent any written charge or notice alleging any infringement, misappropriation or other violation of any Transferred Intellectual Property and, to the Knowledge of PepsiCo, no Person is infringing, misappropriating or otherwise violating any Transferred Intellectual Property.

(g) (i) PepsiCo and its Affiliates have taken commercially reasonable steps to (A) protect the Transferred Intellectual Property, including against infringement, misappropriation or other violation by any Person; (B) preserve all Trade Secrets included in the Transferred Intellectual Property as trade secrets under applicable Law and (C) maintain the confidentiality of all other material confidential information included in the Transferred Intellectual Property, (ii) except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Business, no Trade Secret included in the Transferred Intellectual Property has been disclosed to any Person except pursuant to non-disclosure obligations and, to the Knowledge of PepsiCo, all such Persons are in full compliance with such obligations and (iii) to the Knowledge of PepsiCo, there has been no unauthorized use or disclosure of any Trade Secrets included in the Transferred Intellectual Property.

(h) All Persons that have participated in the development of any Transferred Intellectual Property for the Acquired Business have executed written agreements that (i) assign to PepsiCo or its Affiliates all right, title and interest in and to any and all Intellectual Property developed by such Persons within the scope of their employment or engagement, and (ii) obligate the applicable Person to maintain the confidentiality of any Trade Secrets of the Acquired Business. To the Knowledge of PepsiCo, no Person is in breach of any such agreement or obligation referenced in this Section 4.15(h).

SECTION 4.16 Data Privacy and Security.

(a) The operation of the Acquired Business complies, and since January 1, 2022, has complied, in all material respects, with applicable Information Privacy and Security Requirements. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Business, neither PepsiCo nor any of its Affiliates has, since January 1, 2022, (A) experienced any breach of security, phishing incident, ransomware or malware attack or other incident in which any Personal Information or other Data or information included in the Transferred Data was lost, stolen, accessed, used, disclosed, modified or exfiltrated in an unauthorized or unlawful manner, or has received any written notices or complaints from any Person or been the subject of any claim, proceeding or investigation with respect thereto or (B) been required under any Information Privacy and Security Requirements to notify any Person of the loss or theft of or unauthorized or unlawful access to any Personal Information or other Data or information included in the Transferred Data, that would prevent the transfer of the Transferred Data to Celsius in accordance with the Transaction Documents or that would be reasonably expected to cause any exposure or leakage of or unauthorized access to the material Trade Secrets included in the Transferred Data. PepsiCo and its Affiliates have, in each case to the extent required by Information Privacy and Security Requirements, provided notices, obtained consents, and satisfied all other requirements necessary for their processing of Personal Information included in the Transferred Data in connection with the Acquired Business and for the consummation of the Transactions that can be satisfied by PepsiCo and its Affiliates, including providing notices and obtaining consents necessary for the lawful and effective transfer of the Transferred Data to Celsius. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Business, PepsiCo and its Affiliates have contractually obligated any third parties that process, access or store Personal Information or other Data or information included in the Transferred Data to abide by terms that are compliant in all material respects with applicable Information Privacy and Security Requirements. Neither the execution, delivery or performance of this Agreement or the Additional Agreements nor the consummation of the Transactions will result in a breach or violation of, or constitute a default under, any Information Privacy and Security Requirements. Neither PepsiCo nor any of its Affiliates is subject to any Information Privacy and Security Requirements that, following the Closing, would prevent Celsius from receiving or using any Personal Information or other Data or information included in the Transferred Data in all material respects in the manner in which PepsiCo and its Affiliates receive and use any Personal Information or other Data or information included in the Transferred Data in the operation of the Acquired Business prior to the Closing.

(b) PepsiCo and its Affiliates have at all times taken commercially reasonable actions and measures, including adopting and following policies and procedures and putting in place technological, physical, administrative, operational and other safeguards, to protect the confidentiality, integrity, availability, privacy and security of the Transferred Data. PepsiCo and its Affiliates have timely remediated and addressed any material and adverse audit findings relating to the implementation of technical, physical, administrative and operational security measures pertinent to safeguarding material Trade Secrets included in the Transferred Data. There have been no material failures, breakdowns or performance reductions of any Information Systems reasonably expected to cause any exposure or leakage of or unauthorized access to the material Trade Secrets included in the Transferred Data.

(c) The Information Systems and related services provided under the Transition Services Agreement will be sufficient for the operation of the Acquired Business immediately after the Closing in all material respects in the same manner as currently conducted by PepsiCo and its Affiliates.

SECTION 4.17 FDA and Product Matters.

(a) Since January 1, 2022 through the date hereof, the manufacturing practices, ingredients, composition and labeling for each of the products manufactured or sold by the Acquired Business (the “Products”) have been in compliance with all applicable Laws (including (i) the FDC Act and any regulations promulgated by the U.S. Food and Drug Administration (the “FDA”), and (ii) the Food and Drugs Act (Canada) and the Safe Food for Canadians Act) relating to the use, manufacture, packaging, licensing, labeling, distribution, storage, transportation, handling or sale of such Products (collectively, the “Product Requirements”), in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Business. No Action has been filed against, or, to PepsiCo’s Knowledge, threatened to be filed against, PepsiCo or any of its Affiliates by any Person relating to any alleged violation of any Product Requirement or any express or implied warranties of the Products, except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Business. All labeling used on the Inventory and Products of the Acquired Business that is required to be filed or registered with or approved by each Governmental Authority has been so filed, registered or approved, and is otherwise in material compliance with all Product Requirements. PepsiCo has made available to Celsius every material written complaint and written notice of alleged defect or adverse reaction that PepsiCo, its Affiliates or the Business have received with respect to the Products since January 1, 2022.

(b) PepsiCo and its Affiliates have established compliance programs and procedures reasonably designed to assure compliance, in all material respects, with all applicable Laws related to the production and manufacture of the Products, including those implemented by the FDA and the U.S. Department of Agriculture (the “USDA”), the Canadian Food Inspection Agency (the “CFIA”) and Health Canada.

(c) Since January 1, 2022 through the date hereof, neither PepsiCo nor any of its Affiliates has sold or distributed any Products which are or were “adulterated,” “misbranded” or otherwise violative within the meaning of the FDC Act, the Food and Drugs Act (Canada) and the Safe Food for Canadians Act, or are articles that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FDC Act or equivalent provisions of applicable Law in the Acquired Territory.

(d) Since January 1, 2022 through the date hereof, none of PepsiCo, any of its Affiliates or, to the Knowledge of PepsiCo, any third party engaged by PepsiCo or its Affiliates in connection with the manufacturing of a Product has (i) received any written notice from the FDA of any material violation of the FDC Act, or from any other Governmental Authority, including the CFIA or Health Canada, of any material violation the Food and Drugs Acts (Canada) or the Safe Foods for Canadians Act, regarding any Products sold by PepsiCo or its Affiliates, or (ii) been subject to any, nor is there any pending, material adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, investigation, suspension of or refusal to renew a food facility registration, or other compliance or enforcement Action, from or by the FDA, USDA, CFIA, Health Canada or any other Governmental Authority in the Acquired Territory with respect to the Products, or any facility used in the manufacture, handling, storage or distribution of the Products, except as would not reasonably be expected, individually or in the aggregate, be material to the Acquired Business.

(e) Since January 1, 2022 through the date hereof, there have been no (i) recalls, product warnings or withdrawals of Products that may have been adulterated, misbranded or otherwise made in violation of the FDC Act or the rules and regulations thereunder, comparable state Laws or any other comparable Laws, including the Food and Drugs Act (Canada) and the Safe Food for Canadians Act, except for recalls that have been reported to the FDA, Health Canada or CFIA and have been completed in accordance with the requirements of the FDA, Health Canada and CFIA or (ii) other similar federal, state, provincial or private actions with respect to such Products.

(f) PepsiCo, its Affiliates and, to the Knowledge of PepsiCo, all third parties engaged by PepsiCo or its Affiliates in connection with the manufacturing of a Product, possess all Product Approvals necessary and sufficient to conduct the Acquired Business. The Product Approvals are in full force and effect. None of PepsiCo, any of its Affiliates or, to the Knowledge of PepsiCo, any third party engaged by PepsiCo or its Affiliates in connection with the manufacturing of a Product is in material violation of the terms of any Product Approvals. The execution, delivery and performance by PepsiCo and the Subsidiary Transferors, as applicable, of this Agreement and the Additional Agreements to which it is or will be a party, and the consummation of the Transactions, will not terminate, or render terminable, any Product Approvals, except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Business.

(g) PepsiCo and the Subsidiary Transferors own all Inventory used or held for use in the Acquired Business, wherever held and whether or not reflected in the Financial Information, free and clear of all Liens other than Permitted Liens. Such Inventory is (i) in all material respects of a quality and condition merchantable in the ordinary course of business and subject to normal and customary reserves and (ii) in all material respects subject to reasonably designed procedures for storage and handling in conformity with industry standards and good business practice.

(h) Since January 1, 2022 through the date hereof, all labels for all Products manufactured, sold or distributed by PepsiCo or any of its Affiliates have been correct in all material respects, and have complied in all material respects, with all requirements of all applicable Laws including those governing “organic,” “nutrient content,” “structure-function” and “health” claims.

(i) Since January 1, 2022 through the date hereof, all promotional and advertising materials prepared by or on behalf of PepsiCo and its Affiliates for the Acquired Business have materially complied with all applicable Laws (including those of the FDA, U.S. Federal Trade Commission and/or any other applicable Governmental Authority).

(j) To PepsiCo’s Knowledge, none of PepsiCo, any of its Affiliates or any Person acting on their behalf has made, in respect of the Acquired Business, an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required by applicable Law to any Governmental Authority or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to constitute a material violation of any applicable Laws.

SECTION 4.18 Taxes.

(a) All material Tax Returns required to be filed with respect to the Transferred Assets and the Acquired Business have been timely filed (taking into account all extensions of due dates), such Tax Returns were accurate in all material respects, and all Taxes due and payable (taking into account any extensions properly obtained) in respect thereof (whether or not shown on any Tax Return) have been timely paid, except for those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with U.S. GAAP.

(b) There are no Liens in respect of Tax matters upon or pending against the Acquired Business or any of the Transferred Assets (other than Permitted Liens).

(c) There is no Tax deficiency outstanding, assessed or proposed against PepsiCo or any of its Affiliates which outstanding, assessed or proposed Tax deficiency is exclusively with respect to the Transferred Assets or the Acquired Business.

(d) No agreement has been entered into with any Governmental Authority with respect to the Taxes relating exclusively to the Transferred Assets or the Acquired Business that would reasonably be expected to increase the amount of Taxes payable by Celsius in a Post-Closing Tax Period.

(e) PepsiCo and its Affiliates have properly collected and remitted all material sales, use, value added, goods and services, harmonized sales and similar Taxes with respect to sales made or services provided to its customers with respect to the Transferred Assets and the Acquired Business prior to the Closing Date for which Celsius would reasonably be expected to be liable as a transferee or successor or under other provision of Law.

(f) PepsiCo and its Affiliates have duly and timely remitted to the applicable Governmental Authority material required bottle or similar deposit amounts required to be remitted with respect to the Acquired Business.

(g) All Taxes required to be withheld with respect to the Transferred Assets or the Acquired Business have duly and timely been withheld, and such withheld Taxes have been either duly and timely paid to the proper Tax Authority or properly set aside in accounts for such purpose.

(h) No examination, audit, claim, suit, action, proceeding or investigation of any Tax Return relating to any Taxes in respect of the Transferred Assets or the Acquired Business or with respect to any Taxes due from or with respect to the Transferred Assets or the Acquired Business is currently in progress, pending or threatened in writing.

(i) None of the Transferred Assets is “taxable Canadian property” of PepsiCo or any other Subsidiary Transferor that is a non-resident of Canada for purposes of the Tax Act.

(j) PepsiCo is a non-resident of Canada for purposes of the ETA, does not carry on business in Canada for purposes of the ETA, and is not registered for GST/HST under Subdivision d of Division V of the ETA.

SECTION 4.19 Brokers or Finders. Except for fees or commissions that will be paid by PepsiCo or its Affiliates, no agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from or based on arrangements made by PepsiCo or its Affiliates in connection with this Agreement or the Additional Agreements or the Transactions.

SECTION 4.20 Limitation. Except as expressly set forth in Article V or in any other Transaction Document or Additional Agreement, PepsiCo acknowledges and agrees that none of Celsius, its Subsidiaries or any other Person has made any representation or warranty, express or implied, at Law or in equity, by statute or otherwise, and any other representations or warranties are hereby expressly disclaimed by PepsiCo, including, without limitation, any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. Without limiting the generality of the foregoing, PepsiCo hereby expressly disclaims reliance on any representation, warranty or other statement, whether written or oral, made by, on behalf of or relating to Celsius, its Affiliates or any Transaction Document, other than the representations and warranties expressly set forth in Article V or in any other Transaction Document or Additional Agreement. Notwithstanding anything to the contrary, nothing in this Agreement shall limit the right of PepsiCo and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in any other Transaction Document or Additional Agreement, nor will anything in this Agreement operate to limit any claim by PepsiCo or any of its Affiliates for Fraud.

SECTION 4.21 No Other Representations and Warranties. The representations and warranties set forth in this Article IV and in any other Transaction Document or Additional Agreement are the only representations and warranties made by PepsiCo or any of its Affiliates with respect to the Acquired Business or the Transferred Assets or any other matter relating to the Transactions. Except as specifically set forth in this Agreement and in any other Transaction Document or Additional Agreement, (a) PepsiCo makes no warranty, express or implied, as to any matter relating to the Acquired Business or the Transferred Assets or any other matter relating to the Transactions, including as to (i) the operation of the Acquired Business or the Transferred Assets after the Closing in any manner or (ii) the probable success or profitability of the Acquired Business after the Closing, and (b) none of PepsiCo, any of its Affiliates or any of their respective stockholders, directors, officers, employees, agents or representatives will have or be subject to any liability or indemnification obligation to Celsius or any other Person resulting from the distribution or delivery to Celsius or its Affiliates or representatives of, or Celsius’ use of, any information relating to the Acquired Business or the Transferred Assets, including any summary business descriptions, financial forecasts, projections or models, or any information, documents or material made available to Celsius or its Affiliates or representatives, whether orally or in writing, in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Celsius or in any other form in expectation of the Transactions. Notwithstanding anything to the contrary, nothing in this Agreement shall limit the right of Celsius and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement, nor will anything in this Agreement operate to limit any claim by Celsius or any of its Affiliates for Fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CELSIUS

Celsius hereby represents and warrants to PepsiCo:

SECTION 5.01 Organization and Qualification. Each of Celsius and the Celsius Designees is duly organized, validly existing and, except in any jurisdiction that does not recognize such a concept, in good standing under its jurisdiction of incorporation or organization, as applicable, and has all requisite legal entity power and authority to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Celsius or the Celsius Designees to perform their respective obligations under this Agreement or any Additional Agreement or to consummate the Transactions. Each of Celsius and the Celsius Designees is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business requires such license or qualification, except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Celsius or the Celsius Designees to perform their respective obligations under this Agreement or any Additional Agreement or to consummate the Transactions.

SECTION 5.02 Authority; Execution and Delivery; Enforceability. Each of Celsius and the Celsius Designees, as applicable, has all requisite power and authority to execute and deliver this Agreement and the Additional Agreements to which it is or will be a party, to fully perform its obligations hereunder and thereunder, as applicable, and to consummate the Transactions. The execution, delivery and performance by each of Celsius and the Celsius Designees, as applicable, of this Agreement and the Additional Agreements to which it is or will be a party, and the consummation by Celsius and the Celsius Designees of the Transactions, have been duly authorized by all necessary action on the part of Celsius and such Celsius Designee, and no other action on the part of Celsius or such Celsius Designee is necessary to authorize the execution, delivery or performance of this Agreement or the Additional Agreements, or the consummation of the Transactions. Each of Celsius and the Celsius Designees has duly executed and delivered this Agreement and each Additional Agreement to which it is or will be a party, and, assuming the due execution and delivery by PepsiCo, this Agreement constitutes Celsius’, and each Additional Agreement to which Celsius or any Celsius Designee is or will be a party, as applicable, constitutes Celsius’ or such Celsius Designee’s legal, valid and binding obligation, enforceable against Celsius or such Celsius Designee in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

SECTION 5.03 No Conflicts; Consents and Approvals. Subject to the requirements of the HSR Act and the filing by Celsius of reports under the Exchange Act and as contemplated by the rules of The Nasdaq Stock Market LLC, none of (i) the execution, delivery and performance by Celsius or any of the Celsius Designees, as applicable, of this Agreement and each Additional Agreement to which it is or will be a party, (ii) the consummation by Celsius and such Celsius Designees of the Transactions or (iii) the compliance by Celsius and such Celsius Designees with any of the provisions hereof or thereof, as the case may be, will:

(a) conflict with, violate or result in any breach of any provision of the certificate of incorporation or by-laws or other organizational documents of Celsius or any Celsius Designee;

(b) require Celsius or any Celsius Designee to make any filing with, provide notice to or obtain any Consent from any Governmental Authority;

(c) conflict with, violate or result in the breach by Celsius or any Celsius Designee of any Law applicable to Celsius or such Celsius Designee;

(d) conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require Celsius or any Celsius Designee to make any filing with, provide notice to or obtain any Consent from any Person under, give rise to any right of termination or acceleration or right to increase the obligations or otherwise adversely modify the terms under, any Contract or other instrument or obligation to which Celsius or any Celsius Designee is a party or by which any of the assets or properties of Celsius or any Celsius Designee is bound; or

(e) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any assets of Celsius or any Celsius Designee;

except, in the case of each of (b), (c), (d) and (e), as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay Celsius or such Celsius Designee from performing its obligations under this Agreement and the other Additional Agreements to which it is a party or from consummating the Transactions.

SECTION 5.04 Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of Celsius, threatened, against Celsius or any of its Affiliates (i) seeking to prevent, hinder, modify or delay the Transaction or (ii) that would prohibit or materially impair or delay Celsius or any of its Affiliates, as applicable, from performing its obligations under this Agreement or any Additional Agreements or from consummating the Transactions.

SECTION 5.05 Brokers or Finders. Except for fees or commissions that will be paid by Celsius or its Subsidiaries, no agent, broker, finder, investment banker or other Person is or will be entitled any broker’s or finder’s fee or any other commission or similar fee from or based on arrangements made by Celsius or its Subsidiaries in connection with this Agreement or the Additional Agreements or the Transactions.

SECTION 5.06 Financial Capability. Upon the consummation of the transactions contemplated by the Securities Purchase Agreement, Celsius and its Affiliates shall have sufficient cash to satisfy all of Celsius’ obligations under this Agreement, including the payment of the Purchase Price and any fees and expenses of, or payable by, Celsius or its Affiliates in connection with the transactions contemplated by this Agreement.

SECTION 5.07 Limitation. Except as expressly set forth in Article IV or in any other Transaction Document or Additional Agreement, Celsius acknowledges and agrees that none of PepsiCo, its Subsidiaries or any other Person has made any representation or warranty, express or implied, at Law or in equity, by statute or otherwise, and any other representations or warranties are hereby expressly disclaimed by Celsius, including, without limitation, any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. Without limiting the generality of the foregoing, Celsius hereby expressly disclaims reliance on any representation, warranty or other statement, whether written or oral, made by, on behalf of or relating to PepsiCo, its Affiliates or any Transaction Document, other than the representations and warranties expressly set forth in Article IV or in any other Transaction Document or Additional Agreement. Notwithstanding anything to the contrary, nothing in this Agreement shall limit the right of Celsius and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in any other Transaction Document or Additional Agreement, nor will anything in this Agreement operate to limit any claim by Celsius or any of its Affiliates for Fraud.

SECTION 5.08 No Other Representations and Warranties. The representations and warranties set forth in this Article V and in any other Transaction Document or Additional Agreement are the only representations and warranties made by Celsius or any of its Affiliates with respect to the acquisition of the Acquired Business or Transferred Assets or any other matter relating to the Transactions. Except as specifically set forth in this Agreement and in any other Transaction Document or Additional Agreement, (a) Celsius makes no warranty, express or implied, as to any matter relating to the acquisition of the Acquired Business or the Transferred Assets or any other matter relating to the Transactions, and (b) none of Celsius, any of its Affiliates or any of their respective stockholders, directors, officers, employees, agents or representatives will have or be subject to any liability or indemnification obligation to PepsiCo or any other Person resulting from the distribution or delivery to PepsiCo or its Affiliates or representatives of, or the PepsiCo’s use of, any information relating to Celsius or any of its Affiliates, including any summary business descriptions, financial forecasts, projections or models, or any information, documents or material made available to PepsiCo or its Affiliates or representatives, whether orally or in writing, in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of PepsiCo or in any other form in expectation of the Transactions. Celsius acknowledges that PepsiCo and its Affiliates provides various services, rights and support to both the Acquired Business and the Excluded Businesses, in each case that will not continue after the Closing except to the extent provided in the Transition Services Agreement or this Agreement or any other Additional Agreement. Notwithstanding anything to the contrary, nothing in this Agreement shall limit the right of PepsiCo and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement, nor will anything in this Agreement operate to limit any claim by PepsiCo or any of its Affiliates for Fraud.

ARTICLE VI

COVENANTS

SECTION 6.01 Employee Matters.

(a) No later than 10 Business Days following the date of this Agreement, Celsius or its Affiliates shall offer employment to each Business Employee on terms and conditions consistent with this Section 6.01, which offer shall remain open for acceptance until 11:59 p.m., New York time, on the date that is 30 days following the date of this Agreement (such offers, the “Employment Offers”, and such period, the “Offer Period”). Each Employment Offer shall (i) provide for a position that is (at least for a year) located at such Business Employee’s place of work immediately prior to the Closing Date or allows for remote work and (ii) if accepted by the applicable Business Employee, become immediately effective as of the expiration of the Offer Period. PepsiCo and Celsius shall cooperate in good faith in connection with the Employment Offers and exchange any information necessary (to the extent permitted by applicable Law) for Celsius to implement the Employment Offers and Benefit Plans required to be provided to the Transferred Business Employees under this Section 6.01. Each Business Employee who accepts an Employment Offer pursuant to this Section 6.01(a) and becomes employed by Celsius pursuant to this Section 6.01 shall be referred to herein as a “Transferred Business Employee”. PepsiCo and its Affiliates shall terminate the employment of each Transferred Business Employee with PepsiCo or its Affiliates effective as of expiration of the Offer Period (the “Transfer Date”), and each Transferred Business Employee shall cease to participate in any Business Employee Benefit Plan as an active employee and shall begin to participate in the Benefit Plans of Celsius or its Affiliates as soon as administratively practicable following the Transfer Date in accordance with the terms of the Benefit Plans of Celsius or its Affiliates. Notwithstanding the generality of the foregoing, Celsius shall offer employment to each Business Employee who is on a leave of absence on the Closing Date as of the date on which such employee is able to commence active employment and presents himself or herself to Celsius for active employment on terms consistent with those applicable to Business Employees under this Section 6.01; provided that such employee so presents himself or herself within six months following the Closing. Each such employee who accepts such offer and returns to work not later than six months following the Closing shall become a Transferred Business Employee effective as of the date of such return and all references to the “Transfer Date” (other than in this Section 6.01(a) and Section 6.01(c)) shall be deemed to refer to the date on which such employee commences employment with Celsius or its Affiliates as the context so requires.

(b) PepsiCo and Celsius intend that the Transactions shall not constitute a termination of employment of any Business Employee prior to or upon the applicable Transfer Date for purposes of any Business Employee Benefit Plan that provides for severance or termination benefits and that the Transferred Business Employees shall have continuous and uninterrupted employment immediately before and immediately after the applicable Transfer Date. Notwithstanding anything herein to the contrary, Celsius shall not have any responsibility for, and PepsiCo shall retain all Liability arising as a result of, the actual or constructive termination of a Business Employee’s employment with PepsiCo as a result of the Transactions.

(c) For a period of one year following the Closing Date, Celsius or its Affiliates shall provide each Transferred Business Employee during his or her employment with Celsius with (i) a base salary or base wage rate (as applicable) and target annual short-term cash incentive compensation opportunities with a value that is (excluding change of control, retention or other one-time awards) no less favorable in the aggregate than those provided to such Transferred Business Employee immediately prior to the Closing Date, (ii) target long-term incentive compensation opportunities that are no less favorable than those provided to similarly situated employees of Celsius and (iii) other employee benefits (including group health and other welfare, retirement and similar benefits but excluding defined benefit pension and post-employment welfare benefits and change of control, retention or other one-time awards) that are no less favorable than those provided to similarly situated employees of Celsius. In addition, if the employment of any Transferred Business Employee is terminated by Celsius without cause (as determined by Celsius in good faith and consistent with past practice) after the Closing Date but prior to the first anniversary of the Closing Date, Celsius shall provide severance benefits no less favorable than those provided to similarly situated employees of Celsius.

(d) Celsius shall provide that each Transferred Business Employee shall participate in an annual or short-term cash incentive program for the remaining portion of the fiscal year in which the Transfer Time occurs, subject to terms and conditions substantially similar to those applicable to similarly situated Celsius employees. Celsius shall provide that each Transferred Business Employee shall, for the fiscal year in which the Transfer Time occurs, be paid an amount no less than the amount accrued in Closing Net Working Capital with respect to his or her (i) annual bonus for the applicable fiscal year, and (ii) long-term cash incentive for completed performance periods, as applicable. Such amounts shall be paid no later than the date on which Celsius pays annual bonuses to other similarly situated employees of Celsius subject to continued employment through such date. Following the expiration of the Offer Period, Celsius shall reimburse PepsiCo for any such bonus amounts accrued in Closing Net Working Capital that relate to Business Employees who do not become Transferred Business Employees.

(e) From and after the applicable Transfer Date, Celsius shall provide credit to each Transferred Business Employee under any applicable Benefit Plan, program or policy of Celsius or its Affiliates maintained for the benefit of any Transferred Business Employee for his or her service recognized by PepsiCo and its Affiliates and respective predecessors before the applicable Transfer Date for all purposes, including for purposes of eligibility, vesting (other than vesting of future equity awards, if any), continuous service, determination of service awards, future vacation accruals, paid time off and severance entitlements, to the same extent and for the same purposes as such service was recognized by PepsiCo and its Affiliates immediately prior to the applicable Transfer Date, as applicable; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service.

(f) Celsius shall use commercially reasonable efforts to (i) waive any pre-existing condition, exclusion, limitation, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Celsius or any of its Affiliates for the benefit of the Transferred Business Employees (including their respective dependents and beneficiaries, if any), except to the extent such pre-existing condition, exclusion, limitation, requirement or waiting period would have been applicable to any Transferred Business Employees (including their respective dependents and beneficiaries, if any) under a similar Business Employee Benefit Plan or any plan, program, agreement, arrangement or understanding that is required by applicable Laws immediately prior to the applicable Transfer Date and (ii) provide full credit for any co-payments, deductibles or similar out-of-pocket payments made or incurred by any Transferred Business Employees (including their respective dependents and beneficiaries, if any) prior to the applicable Transfer Date for the plan year in which the applicable Transfer Date occurs.

(g) No later than the Closing Date, Celsius shall, or shall cause its Affiliates to, have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Celsius 401(k) Plan”) that will provide benefits to Transferred Business Employees participating in defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code sponsored by PepsiCo or one of its Affiliates (each, a “PepsiCo 401(k) Plan”) as of the Closing Date. Each Transferred Business Employee who participates in a

PepsiCo 401(k) Plan as of the Closing Date shall become a participant in the Celsius 401(k) Plan as soon as administratively practicable after the applicable Transfer Date in accordance with the terms of the Celsius 401(k) Plan. If a Transferred Business Employee elects a “direct rollover” to the Celsius 401(k) Plan of the account balances of such Transferred Business Employee (including a direct in-kind rollover of promissory notes evidencing any outstanding loans) under PepsiCo’s 401(k) Plan in accordance with applicable Law and the Celsius 401(k) Plan, Celsius agrees to allow each such Transferred Business Employee to make such direct rollover to the extent permitted by applicable Law and the terms of the Celsius 401(k) Plan. Following the applicable Transfer Date, Celsius shall provide to each Transferred Business Employee an amount equal to the PepsiCo 401(k) Plan unvested account balance reflected in Closing Net Working Capital with respect to such Transferred Business Employee, either in the form of an employer-match contribution under the Celsius 401(k) Plan or a cash bonus, as determined in the sole discretion of Celsius. Following the expiration of the Offer Period, Celsius shall reimburse PepsiCo for any such unvested account balances reflected in Closing Net Working Capital that relate to Business Employees who do not become Transferred Business Employees.

(h) PepsiCo shall pay to each Transferred Business Employee all amounts in respect of vacation days and other paid time off accrued but not taken by such Transferred Business Employee on or prior to the Closing Date. Celsius shall have no obligation to honor such accrued vacation days or paid time off after the Closing.

(i) From and after the Closing Date, except as expressly provided herein, Celsius shall, and shall cause its Affiliates to, assume (i) all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses relating to each Transferred Business Employee (or their respective dependents and beneficiaries, if any) arising after the Closing in connection with such Transferred Business Employee’s employment or service with Celsius (ii) all severance obligations relating to each Business Employee who does not receive an Employment Offer on the terms consistent with this Section 6.01 and is terminated by PepsiCo or its Affiliates and (iii) all liabilities relating to the payment of accrued annual bonuses and long-term cash incentives pursuant to Section 6.01(d) and unvested account balances pursuant to Section 6.01(g) for the Transferred Business Employees, in each case under this clause (iii) to the extent reflected in the Estimated Closing Statement (collectively, the “Assumed HR Liabilities”). From and after the Closing Date, except as expressly provided herein, PepsiCo and its Affiliates shall retain (i) all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses relating to each Transferred Business Employee (or their respective dependents and beneficiaries, if any) arising on or prior to the Closing, (ii) all employment, labor, compensation, pension, employee welfare and employee benefits related liabilities, obligations, commitments, claims and losses arising at any time relating to any Business Employee who receives an Employment Offer from Celsius or its Affiliates on the terms consistent with this Section 6.01 but declines such Employment Offer (including any severance obligations in connection therewith) and each other employee, officer, director or manager of or consultant to PepsiCo or any of its Affiliates (or their respective dependents and beneficiaries, if any) and (iii) all Liabilities arising at any time under or with respect to any of the Benefit Plans sponsored or maintained by PepsiCo or its Subsidiaries ((i), (ii) and (iii) collectively, the “Retained HR Liabilities”).

(j) PepsiCo and its Affiliates shall be responsible for all claims for workers’ compensation benefits which are incurred prior to the applicable Transfer Date by Transferred Business Employees. Celsius shall be responsible for all claims for workers’ compensation claims that are incurred on or after the applicable Transfer Date by Transferred Business Employees. For purposes of this Section 6.01(j), a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs, provided that a workers’ compensation claim that arises from a repetitive activity that occurs over a period both preceding and following the applicable Transfer Date shall be deemed to be a joint responsibility of PepsiCo and Celsius and shall be equitably apportioned between PepsiCo and Celsius based upon the relative periods of time that the workers’ compensation claim transpired preceding and following the applicable Transfer Date.

(k) PepsiCo and its Affiliates shall provide any required notice under, and shall retain all Liabilities relating to, the WARN Act and similar state, local and foreign Laws or any other similar applicable Law, with respect to any event affecting the Business Employees on or prior to the Closing Date. PepsiCo shall notify Celsius prior to Closing of any layoffs of any Business Employees in the 90-day period on or prior to Closing.

(l) This Section 6.01 is included for the sole benefit of the Parties and their respective transferees and permitted assigns and does not and shall not create any right in any other Person, including any Business Employee. Nothing contained in this Agreement (express or implied) (i) is intended to create or amend, or to require Celsius or its Affiliates to establish or maintain, any particular employee benefit plan or arrangement or (ii) is intended to confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment. No Business Employee, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Celsius, PepsiCo or any of their respective Affiliates under this Section 6.01.

SECTION 6.02 Confidentiality; Publicity.

(a) The terms of the Mutual Confidentiality and Non-Use Agreement, dated as of April 19, 2025, between Celsius and PepsiCo (the “Confidentiality Agreement”) shall terminate as of the Closing. Following the Closing, any non-public, confidential or proprietary information in any Party’s possession relating to the other Party’s business or operations shall be subject to the confidentiality provisions set forth in Section 9.1 of the U.S. Distribution Agreement; provided, that, for the avoidance of doubt, any such information to the extent related to the Acquired Business shall be deemed to be information in respect of Celsius’ business or operations.

(b) The timing and content of the initial public announcement regarding this Agreement, the Additional Agreements and the Transactions shall be mutually agreed upon in advance by PepsiCo and Celsius. Following such initial public announcement, PepsiCo and Celsius shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any public announcement or disclosure with respect to this Agreement, the Additional Agreements or the Transactions and shall not issue any such public announcement or disclosure prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or the listing rules of any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is reasonably feasible); provided, however, that the foregoing shall not preclude any public announcement or disclosure that in the good faith judgment of the applicable Party is consistent with prior public announcements or disclosures made in compliance with this Section 6.02(b) and, in any event, do not contain any information relating to this Agreement, the Additional Agreements or the Transactions that has not been previously announced or made public in compliance with this Section 6.02(b).

SECTION 6.03 Bulk Sales. Each Party hereby waives compliance with any applicable bulk sale or bulk transfer or similar Laws of any jurisdiction to the extent applicable to the Transactions.

SECTION 6.04 Intercompany Matters; Further Assurances.

(a) Except as set forth in Section 6.04(a) of the Disclosure Letter, PepsiCo shall, and shall cause its Affiliates to, agree that, from and after the Closing, all rights and obligations of any party under all agreements and arrangements (including all intercompany receivables and payables between entities) between PepsiCo and its Affiliates, on the one hand, and the Acquired Business, on the other hand, shall terminate and be cancelled without any further Liability, including any Liability relating to any period prior to the Closing.

(b) Each of the Parties shall execute and deliver such documents and other papers and use commercially reasonable efforts to take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Additional Agreements and give effect to the transactions contemplated hereby and thereby, including (to the extent required by Section 2.01(c)) obtaining third-party consents and the execution and delivery of such assignments, deeds and other documents as may be necessary to transfer any Transferred Assets or Assumed Liabilities as provided in this Agreement. In furtherance of the foregoing, from and after the Closing until the date that is 12 months after the Closing (except with respect to the Shared Contracts, which are governed solely by Section 6.07) (i) PepsiCo shall (and shall cause its Affiliates to) do all things necessary, proper or advisable under applicable Law (A) to put Celsius (or a Celsius Designee) in actual possession, ownership and control of the Transferred Assets and Celsius shall cooperate with PepsiCo for such purposes and (B) to assure that PepsiCo and its Affiliates, rather than Celsius or any of its Affiliates, are the obligors in respect of all Excluded Liabilities and (ii) Celsius shall do all things necessary, proper and advisable under applicable Law as reasonably requested by PepsiCo (A) to transfer to PepsiCo (or such other Person as PepsiCo shall indicate) any Excluded Assets that Celsius or any of its Affiliates may possess, and (B) to ensure that Celsius, rather than PepsiCo or any of its Affiliates, is the obligor in respect of all Assumed Liabilities, and PepsiCo shall cooperate with Celsius for such purposes.

SECTION 6.05 Maintenance of Books and Records.

(a) After the Closing, until the sixth anniversary of the Closing Date, (i) each of the Parties hereto shall preserve all pre-Closing tangible records possessed or controlled, or to be possessed or controlled, by such Party or any of its Affiliates relating to the Acquired Business, and (ii) upon any reasonable written request from the other Party hereto or its employees, agents or representatives (specifying the purpose of such request) (“Records Request”), the Party holding such records shall, within ten (10) Business Days, (1) provide to the requesting Party or its employees, agents or representatives reasonable access to such records during normal business hours, and such employees, agents or representatives shall not unreasonably interfere with the other Party’s ordinary course of business, and (2) permit the requesting Party or its employees, agents or representatives to make copies of such records, in each case at no cost to the requesting Party or its employees, agents or representatives (other than for reasonable documented out-of-pocket expenses that are approved in writing prior to being incurred).

(b) Nothing herein shall (i) govern either Party’s access to, use of, or provision of any Data, which shall be governed exclusively by, and subject in all respects to, the terms and conditions of Exhibit F to the Transition Services Agreement, (ii) apply to any tangible records that contain data or information related to the Excluded Businesses or are not readily accessible, retrievable, deliverable or separable from records (or any data or information therein) related to the Excluded Businesses, without unreasonable effort or expense (as determined in PepsiCo’s reasonable discretion), or (iii require either Party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law or Information Privacy and Security Requirements, duty or agreement (it being understood that each Party shall cooperate in any reasonable efforts and requests for waivers and consents that would enable otherwise required disclosure to the other Party to occur without so jeopardizing privilege or contravening such applicable Law, requirement, duty or agreement). Such records may be sought under this Section 6.05 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, financial reporting, Tax, litigation, federal securities disclosure or other similar needs of the Party seeking such records.

(c) Notwithstanding the foregoing, any and all such records may be destroyed by a Party in accordance with its ordinary-course record destruction, retention and archival policies, as may be in effect from time to time or otherwise if such destroying Party sends to the other Party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 60th day following such notice unless the other Party hereto notifies the destroying Party that such other Party desires to obtain possession of such records, in which event the destroying Party shall transfer the records to such requesting Party and such requesting Party shall pay all reasonable expenses of the destroying Party in connection therewith.

SECTION 6.06 Intellectual Property.

(a) As soon as reasonably practicable after the Closing, no later than the first anniversary of the Closing, and except as otherwise permitted under any Additional Agreement or other Contract between the Parties, Celsius shall, and shall cause each of its Affiliates to, remove, cover or otherwise obscure the PepsiCo Trademarks from all promotional and marketing materials, employee uniforms and identification badges, email signatures and facilities; provided that, notwithstanding the foregoing, Celsius and its Affiliates shall be permitted to deplete existing inventory and packaging materials bearing the PepsiCo Trademarks as of the Closing in the ordinary course of business.

(b) Notwithstanding the foregoing, Celsius and its Affiliates have the right to use the PepsiCo Trademarks at all times after the Closing: (i) as required by applicable Law; (ii) on internal business and legal documents and items existing as of the Closing; and (iii) in a neutral, non-trademark manner to describe the history of the Acquired Business and otherwise as permitted by “fair use” principles.

(c) Effective upon the Closing, (i) PepsiCo, on behalf of itself and its Affiliates, hereby grants to Celsius and its Affiliates a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, non-terminable license in the Acquired Territory to Exploit the Intellectual Property (other than Trademarks, provided, that nothing in this Section 6.01(c)(i) shall obligate the transfer and delivery of Data and Personal Information) in the manner Exploited prior to the Closing (including natural evolutions thereof) that is owned or controlled by PepsiCo or any of its Affiliates and used by them prior to the Closing in connection with the Acquired Business, (ii) Celsius, on behalf of itself and its Affiliates, hereby grants to PepsiCo and its Affiliates a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, non-terminable, worldwide license to Exploit in the manner Exploited prior to the Closing (including natural evolutions thereof) those items of unregistered Transferred Intellectual Property (other than (A) Trademarks and (B) Transferred Data exclusively related to the Acquired Business) used by PepsiCo and its Affiliates prior to the Closing in connection with the Excluded Businesses, [***] and (iii) Celsius, on behalf of itself and its affiliates, hereby grants to PepsiCo the license set forth and as further described in Section 6.06(c)(iii) of the Disclosure Letter, and Celsius and PepsiCo, on behalf of themselves and their respective Affiliates, agree to comply with the provisions set forth in Section 6.06(c)(iii) of the Disclosure Letter.

(d) The licenses granted under Sections 6.06(c)(i) and 6.06(c)(ii) may not be assigned, sublicensed or transferred by, respectively, PepsiCo and its Affiliates, on the one hand, or Celsius and its Affiliates, on the other hand, without the prior written consent of, respectively, Celsius or PepsiCo; provided, however, that each Party may, without the other Party’s consent, (i) grant sublicenses to service providers, consultants, or independent contractors in connection with the performance of services for such Party and its Affiliates and (ii) transfer such license to an acquiror or any of its Affiliates in connection with a merger, acquisition, divestiture, reorganization, or change of control of such Party or any of its Affiliates or sale of any portion of the Acquired Business or the Excluded Businesses, as applicable; provided that (x) any assignment, sublicense or transfer of the licenses granted under Sections 6.06(c)(i) and 6.06(c)(ii)

shall be subject to the rights and obligations set forth in this Section 6.06 and (y) the Intellectual Property that is the subject of any such assignment, sublicense or transfer shall, notwithstanding such sale, assignment or transfer, remain fully subject to the licenses granted under Sections 6.06(c)(i) and 6.06(c)(ii), and each transferee shall, as a condition precedent to such sale, assignment or transfer, agree in writing to be bound by the foregoing.

(e) (i) All rights and licenses granted under this Section 6.06 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses to rights to “intellectual property” as defined under the Bankruptcy Code, (ii) all Intellectual Property licensed under this Section 6.06 and all embodiments thereof are, and shall otherwise be deemed to be, for purposes of same “embodiment(s)” of “intellectual property”, and (iii) the rights, elections and obligations of the applicable licensee provided under Section 365(n) (or any other provision) of the Bankruptcy Code apply to all licenses granted under this Section 6.06. Each Party acknowledges that if it, as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, then the other Party may elect to retain its rights under this Section 6.06 as provided in Section 365(n) of the Bankruptcy Code. The Parties further agree that, in the event of the commencement of any bankruptcy proceeding by or against a Party under the Bankruptcy Code, the other Party shall be entitled to retain all such rights under this Section 6.06. Each Party agrees and acknowledges that enforcement by the other Party of any rights under Section 365(n) of the Bankruptcy Code in connection with this Section 6.06 shall not violate the automatic stay of Section 362 of the Bankruptcy Code and waives any right to object on such basis. Upon rejection of this Agreement by a rejecting Party or its bankruptcy trustee in a bankruptcy case under the Bankruptcy Code, and written request of the other Party to such rejecting Party or its bankruptcy trustee pursuant to Section 365(n) of the Bankruptcy Code the rejecting Party or such bankruptcy trustee shall (x) provide the other Party a complete duplicate of or complete access to (as the other Party deems appropriate) the Intellectual Property, embodiments thereof and materials that are the subject of the rights and licenses granted pursuant to this Section 6.06, or any agreement supplementary to this Section 6.06, held by the rejecting Party or such bankruptcy trustee, and (y) not interfere with the rights of the other Party provided in this Section 6.06 and any other agreement supplementary to this Section 6.06 to the Intellectual Property and materials that are the subject of the rights and licenses provided under such agreements, including any right to obtain the Intellectual Property and materials that are the subject of such rights and licenses from any relevant Party.

SECTION 6.07 Shared Contracts. The Parties acknowledge that PepsiCo and its Affiliates are party to certain Contracts that are material to the operation of the Acquired Business, but that also relate to the Excluded Businesses and, as such, will remain with PepsiCo and its Affiliates after the Closing (excluding any Contract in respect of services that are the subject of the Transition Services Agreement, the “Shared Contracts”); provided, however, that in no event shall the Shared Contracts include any Contract that is a Contract solely among PepsiCo and any of its Affiliates. With respect to any such Shared Contract set forth on Section 6.07 of the Disclosure Letter, for the term of such Shared Contract, PepsiCo shall, and shall cause its Subsidiaries to, and Celsius shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to implement an arrangement in respect of such Shared Contract reasonably satisfactory to the Parties, under which Celsius would, in compliance with applicable Law, be the beneficiary of the rights and be responsible for the obligations of the portion of such Shared Contract related to the Acquired Business. For 12 months following the Closing, if Celsius identifies any Shared Contract that was required to be scheduled on Section 4.13(a)(xiv) of the Disclosure Letter but was omitted, the Parties will discuss in good faith whether such Shared Contract shall be subject to the immediately preceding sentence, taking into account the materiality of such Shared Contract to the Acquired Business.

SECTION 6.08 Wrong Pockets.

(a) To the extent that, within 12 months after the Closing, Celsius, PepsiCo or any of their respective Affiliates determine that Celsius or any of its Affiliates has received any Excluded Asset or is found to be subject to any Excluded Liability, in each case, that should have been retained by PepsiCo or its Affiliates hereunder, (x) Celsius shall (or shall cause such Affiliate to) use commercially reasonable efforts to promptly transfer such Excluded Asset to PepsiCo or its designee, or (y) PepsiCo shall promptly assume (or cause its Affiliates to promptly assume) such Excluded Liabilities, in each case, for no consideration; provided, however, that Celsius shall have a right to contest any such determination in good faith.

(b) To the extent that, within 12 months after the Closing, Celsius, PepsiCo or any of their respective Affiliates determine that PepsiCo or any of its Affiliates held or has continued to hold any Transferred Asset or is found to be subject to any Assumed Liability, in each case, that should have been transferred to Celsius or any of its designated Affiliates hereunder, (x) PepsiCo shall (or shall cause such Affiliate to) use commercially reasonable efforts to promptly transfer such Transferred Asset to Celsius or its designee, or (y) Celsius shall promptly assume (or cause its Affiliates to promptly assume) such Assumed Liabilities, in each case, for no consideration; provided, however, that PepsiCo shall have a right to contest any such determination in good faith.

(c) To the extent that, after the Closing, (i) Celsius or any of its Affiliates receives any amount that is properly for the account of PepsiCo or any of its Affiliates according to the terms of this Agreement (including any amount in respect of or under any Excluded Asset or otherwise due to PepsiCo or any of its Affiliates) or PepsiCo or any of its Affiliates makes a payment on behalf of Celsius or any of its designated Affiliate(s) (upon Celsius’ prior written consent) (including any payment in respect of or under any Assumed Liability), Celsius shall promptly after becoming aware of the misdirected nature of such payment (and in any event no later than 10 Business Days after the earlier of (x) Celsius or its Affiliates becoming so aware and (y) delivery of written notice by PepsiCo to Celsius with evidence of the amount of the payment so made by PepsiCo on behalf of Celsius, as applicable) deliver such amount to PepsiCo and (ii) PepsiCo or any of its Affiliates receives any amount that is properly for the account of Celsius or any of its Affiliates according to the terms of this Agreement (including any amount in respect of or under any Transferred Asset) or Celsius or any of its Affiliates makes a payment on behalf of PepsiCo or any of its Affiliates (upon PepsiCo’s prior written consent) (including any payment in respect of or under any Excluded Liability or otherwise payable by PepsiCo or any of its Affiliates), PepsiCo shall promptly after becoming aware of the misdirected nature of such payment (and in any event no later than 10 Business Days after the earlier of (x) PepsiCo or its Affiliates becoming so aware and (y) delivery of written notice by Celsius to PepsiCo with evidence of the amount of the payment so made by Celsius on behalf of PepsiCo, as applicable) deliver such amount to Celsius. All amounts due and payable under this Section 6.08 shall be due and payable by the applicable Party in immediately available funds, without set-off, by wire transfer to the account designated by the other Party.

SECTION 6.09 Separation Plan. The Parties shall each use their respective commercially reasonable efforts to agree and implement a plan for the separation, transfer, migration and hand-over of the Transferred Assets and Transferred Liabilities (other than with respect to Transferred Data and embodiments of Intellectual Property, the separation, transfer, migration and handover of which shall be exclusively governed by Schedule K of the Transition Services Agreement) (the “Separation Plan”), within the timeframe specified therein, and in any event, by the expiration or termination of the Transition Services Agreement.

SECTION 6.10 Delivery of Financial Information.

(a) PepsiCo shall deliver, or cause to be delivered, as promptly as practicable upon reasonable request by Celsius, all financial statements and other financial information related to the Acquired Business needed by Celsius to satisfy Celsius’ post-Closing periodic reporting and registration statement (including any prospectus or prospectus supplement included therein) requirements with the Securities and Exchange Commission (the “SEC”). In furtherance of the foregoing, PepsiCo shall deliver, or cause to be delivered:

(i) by no later than November 4, 2025, an audited statement of assets acquired and liabilities assumed as of December 30, 2023 and an audited statement of revenues and direct expenses for the year ended December 30, 2023, in each case in respect of the Acquired Business, together with all required footnotes thereto, prepared in accordance with U.S. GAAP;

(ii) by no later than November 4, 2025, an audited statement of assets acquired and liabilities assumed as of December 28, 2024 and audited statement of revenue and direct expenses for the year ended December 28, 2024, in each case in respect of the Acquired Business, together with all required footnotes thereto, prepared in accordance with U.S. GAAP;

(iii) by no later than November 4, 2025, an unaudited statement of revenue and direct expenses for the 24 weeks ended June 15, 2024, in each case in respect of the Acquired Business, together with all required footnotes thereto, prepared in accordance with U.S. GAAP; and

(iv) by no later than November 4, 2025, an unaudited statement of assets acquired and liabilities assumed as of June 14, 2025 and unaudited statement of revenue and direct expenses for the 24 weeks ended June 14, 2025, in each case in respect of the Acquired Business, together with all required and applicable footnotes and schedules thereto, prepared in accordance with U.S. GAAP, in each case, satisfying the requirements of Rule 3-05 of Regulation S-X. PepsiCo shall ensure that the financial statements referenced in this Section 6.10(a) fairly present in all material respects the financial condition of the Acquired Business as of their respective dates and for the respective periods covered thereby.

(b) From and after the date hereof, until the date that Celsius has filed a periodic report with the SEC that includes or incorporates financial statements where the Acquired Business has been consolidated with Celsius for one complete fiscal year, PepsiCo shall (i) reasonably cooperate with Celsius and provide Celsius with all assistance reasonably requested in connection with the preparation by Celsius of pro forma financial statements in accordance with Article 11 of Regulation S-X reflecting the Transactions, including by delivering all financial data reasonably required by Celsius to prepare such pro forma financial statements and which data shall include an unaudited statement of revenue and direct expenses in respect of the Acquired Business for the partial fiscal quarter ended on the Closing Date (prepared in accordance with U.S. GAAP); (ii) shall cause PepsiCo employees with management responsibility for the Acquired Business to participate in any customary diligence calls, meetings or drafting sessions in connection with the preparation of any registration statements, proxy statements or any offering documents as may be reasonably requested by Celsius, and (iii) use commercially reasonable efforts to cause KPMG LLP or any other mutually agreed independent audit firm who audited the statements specified in Section 6.10(a)(i) and Section 6.10(a)(ii) to provide all reasonably required assistance to Celsius in connection with the review of the financial statements and pro forma financial statements referenced in this Section 6.10, provide all consents required for the inclusion of said audit firm’s audit report in respect of the audited financial statements referred to in Section 6.10(a)(i) and Section 6.10(a)(ii) in any Celsius SEC filing required to include (or incorporate by reference) such financial statements and deliver any comfort letters and participate in any diligence calls as reasonably requested by Celsius. In addition, PepsiCo shall deliver drafts of the statements specified in Section 6.10(a)(i)(iv) by no later than October 20, 2025.

(c) PepsiCo consents to the public disclosure by Celsius of any of the financial and other information provided pursuant to this Section 6.10 as required or deemed advisable to comply with Celsius’ obligations under the rules of the SEC.

(d) If PepsiCo breaches its obligations set forth in Section 6.10(a)(i)–(iv) and such breach results in Celsius being unable to comply with its reporting obligations under Rule 3-05 of Regulation S-X in connection with the Transactions, then, if Celsius elects in writing (which election must be made within 30 days of Celsius becoming aware of such failure to comply with such reporting obligations and will be irrevocable), PepsiCo shall promptly pay to Celsius $15,000,000. In the event that Celsius makes such an election, such payment shall be Celsius and its Affiliate’s sole and exclusive monetary remedy for such breach, and neither Celsius nor its Affiliates shall be entitled to any indemnification or any other monetary remedy in connection with such breach or failure to comply, whether under Article III or any other provision of this Agreement. The Parties acknowledge that this Section 6.10 is an integral part of the Transactions, and that, without this Section 6.10, the Parties would not enter into this Agreement. Each of the Parties acknowledges and agrees that the harm to Celsius resulting from a breach of this Section 6.10 may be difficult or impossible to determine accurately and, therefore, the amount payable pursuant to this Section 6.10(d) is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate Celsius for the actual or anticipated harm caused by such a breach.

SECTION 6.11 Data Privacy and Security. From and after the Closing Date, (A) Celsius shall, or shall cause its Affiliates to, (i) process the Personal Information included in the Transferred Data consistent with its standard practices for processing such information in accordance with Data Privacy Laws, and any opt-outs, preferences or other elections with respect thereto made by the applicable data subjects that have been communicated by PepsiCo to Celsius, (ii) take commercially reasonable actions and measures, including adopting and following policies and procedures and putting in place technological, physical, administrative, operational and other safeguards, designed to protect the confidentiality, integrity, availability, privacy and security of the Transferred Data in accordance with Data Privacy Laws, and (B) both Parties shall provide reasonable information, assistance and cooperation that the other Party may reasonably request or may reasonably require to fulfill its obligations under Data Privacy Laws, in connection with (1) a notice or other communication by or to a Governmental Authority, (2) compliance with a Governmental Order, or (3) pursuant to Data Privacy Laws, in each case of the foregoing (1) through (3), solely with respect to any Personal Information included in the Transferred Data.

SECTION 6.12 Certain Marketing Agreements. For 12 months following the Closing, if PepsiCo identifies any marketing Contract that is exclusively related to the Acquired Business, PepsiCo shall provide Celsius with written notice thereof, together with a copy of such Contract; provided that if PepsiCo determines in good faith that providing a copy of such Contract to Celsius would involve the disclosure of competitively sensitive information, PepsiCo may provide such Contract under a customary “clean team” arrangement. Following receipt of such notice, Celsius may, with PepsiCo’s consent (which shall not be unreasonably withheld, conditioned or delayed), designate such contract as an Assigned Contract (it being understood that any such Contract, if determined to be assigned, shall be assigned in accordance with Section 2.01(c)).

SECTION 6.13 VDR Access and Information. Promptly following the Closing, PepsiCo shall deliver to Celsius three USB drives, each containing an electronic copy of the contents of the VDR.

ARTICLE VII

TAX MATTERS

SECTION 7.01 Transfer Taxes. Transfer Taxes applicable to, imposed upon or arising out of any transaction contemplated by this Agreement shall be borne 50% by PepsiCo and 50% by Celsius. Any Tax Return required to be filed with respect to any such Transfer Taxes will be filed by the Person primarily responsible for such filing under applicable Law, with each Party paying (or procuring payment by its Affiliate of) 50% of such Transfer Taxes. The Party or Affiliate thereof preparing any Tax Returns related to Transfer Taxes will consult with the other Party in advance before filing any Tax Return. The Parties will reasonably cooperate (and procure the reasonable cooperation of their Affiliates) in obtaining any available exemptions or refunds with respect to, or otherwise minimizing, Transfer Taxes, and any refunds of any Transfer Taxes will be shared equally pro rata by PepsiCo and Celsius.

SECTION 7.02 Tax Characterization of Adjustments. PepsiCo and Celsius agree to treat all payments made either to or for the benefit of the other following the Closing (including any payments made under any indemnity provisions of this Agreement) as adjustments to the Purchase Price for all Tax purposes, and that such treatment shall govern for purposes hereof, except as otherwise required by applicable Law.

SECTION 7.03 Straddle Period Allocation. The amount of Taxes allocable to either the Pre-Closing Tax Period or Post-Closing Tax Period of any Straddle Period shall equal: (a) for any Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes, and any refund of or credit for such Taxes), the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the denominator of which is the total number of days in the Straddle Period, and the numerator being either (i) the number of days during the Straddle Period that are in the Pre-Closing Tax Period (for the Pre-Closing Tax Period), or (ii) the number of days during the Straddle Period that are in the Post-Closing Tax Period (for the Post-Closing Tax Period), and (b) for all other Taxes, determined on an interim closing of the books basis, effective as of the end of the day on the Closing Date. The amount of a payment with respect to Taxes for a Straddle Period shall be apportioned to the Party that actually made such payment so the Party benefits from such payment.

SECTION 7.04 Tax Proceedings. PepsiCo shall promptly notify Celsius in writing, and Celsius shall promptly notify PepsiCo in writing, of receipt of notice of any Action relating to Taxes with respect to the Transferred Assets or the Acquired Business that could affect Taxes that are not (i) Excluded Liabilities (in the case of a notice received by PepsiCo) or (ii) Assumed Liabilities (in the case of a notice received by Celsius) (any Action relating to Taxes with respect to the Transferred Assets or the Acquired Business that could reasonably be expected to affect Retained Taxes or Assumed Liabilities, a “Tax Proceeding”). PepsiCo shall control (at PepsiCo’s sole cost and expense) any Tax Proceeding to the extent relating primarily to Taxes that are Excluded Liabilities and Celsius shall control (at Celsius’ sole cost and expense) any Tax Proceeding to the extent relating primarily to Taxes that are Assumed Liabilities. With respect to each Tax Proceeding, (i) the Party not controlling such Tax Proceeding pursuant to this Section 7.04 (the “Non-Controlling Party”) shall be entitled to participate in such Tax Proceeding with its own counsel at its own expense (to the extent relating to the Transferred Assets or the Acquired Business), (ii) the Non-Controlling Party shall be provided with copies of all material correspondence, notices and other written materials received from any Governmental Authority with respect to such Tax Proceeding (in each case, to the extent relating to the Transferred Assets or the Acquired Business), (iii) the Party controlling such Tax Proceeding pursuant to this Section 7.04 (the “Controlling Party”) shall consult in good faith with the Non-Controlling Party with respect to any material issue relating to the Tax Proceeding with respect to the Transferred Assets or the Acquired Business and (iv) the Controlling Party shall not settle such Tax Proceeding without the prior consent of the Non-Controlling Party, such consent not to be unreasonably withheld, conditioned or delayed; provided that in no event shall PepsiCo or Celsius, as applicable, be required (x) to provide or disclose to the other party or any of their respective Affiliates any Tax Return, or information contained in a Tax Return, of PepsiCo or its Affiliates or Celsius or its Affiliates, as applicable, or any information or access to the extent it would jeopardize any privilege reasonably available to PepsiCo or its Affiliates or Celsius or its Affiliates, as applicable, in respect of any of its records or contravene any applicable Law, (y) to permit Celsius to participate in any Action related to Taxes of PepsiCo or its

Affiliates (except where Celsius is acting as the Controlling Party under this Section 7.04) or (z) to permit PepsiCo to participate in any Action related to Taxes of Celsius or its Affiliates (except where Celsius is acting as the Controlling Party under this Section 7.04). Except as otherwise addressed specifically in this Section 7.04, any expenses incurred with respect to a Tax Proceeding shall be borne by PepsiCo and Celsius in the same ratio as the applicable Taxes for such Tax Proceeding are borne.

SECTION 7.05 Tax Cooperation. After the Closing, upon reasonable notice, Celsius, on the one hand, and PepsiCo, on the other hand, agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, such information and assistance relating to the Transferred Assets or the Acquired Business as are reasonably necessary for (i) Tax accounting matters relating to the Transferred Assets or the Acquired Business, (ii) the preparation and filing of any Tax Returns, reports or forms relating to the Transferred Assets or Acquired Business, or (iii) the defense or conduct of any Tax Proceeding; provided that, in no event shall PepsiCo be required to provide or disclose to Celsius or any of its Affiliates any Tax Return, or information contained in a Tax Return, of PepsiCo or its Affiliates or any information or access to the extent it would jeopardize any privilege reasonably available to PepsiCo or its Affiliates in respect of any of its records or contravene any applicable Law.

SECTION 7.06 GST/HST. The Purchase Price and all other amounts payable by Celsius or its designees to PepsiCo and its Subsidiary Transferors under this Agreement are exclusive of applicable GST/HST. Celsius or its designees shall be solely liable and responsible for the payment, in addition to the Purchase Price and any other amount payable hereunder, of applicable GST/HST to PepsiCo and its Subsidiary Transferors, and any applicable GST/HST shall be invoiced by PepsiCo or its Subsidiary Transferors to Celsius or its designees pursuant to an invoice that contains such information as may be required by applicable GST/HST legislation for Celsius or its designees to claim any related GST/HST credits, rebates or refunds, including the information prescribed in the Input Tax Credit (GST/HST) Regulations. Notwithstanding the generality of the foregoing:

(a) PepsiCo and Celsius agree that the transfer of the Transferred Intellectual Property by PepsiCo to Celsius shall not be subject to GST/HST.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

SECTION 8.01 Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at Law or in equity) with respect thereto shall terminate at the Closing, and thereafter there will be no Liability in respect thereof, other than (a) those covenants and agreements set forth in this Agreement which by their nature or their express terms are required to be performed or complied with in whole or in part at or after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms or until fully performed and (b) claims for Fraud, which shall survive indefinitely. The obligations of PepsiCo to indemnify the Celsius Indemnified Persons (x) pursuant to Section 8.02(a)(i) shall survive until the applicable covenant or agreement terminates pursuant to the foregoing provisions of this Section 8.01 and (y) pursuant to Section 8.02(a)(ii) shall survive indefinitely. The obligations of Celsius to indemnify the PepsiCo Indemnified Persons (x) pursuant to Section 8.02(b)(i) shall survive until the applicable covenant or agreement terminates pursuant to the foregoing provisions of this Section 8.01 and (y) pursuant to Section 8.02(b)(ii) shall survive indefinitely. Notwithstanding anything contained herein to the contrary, to the extent that a Party has delivered written notice to another Party with respect to a breach of a covenant or agreement prior to the date on which such Party’s right to bring a claim with respect to such covenant or agreement would expire in accordance with the terms of this Section 8.01, then any such claim, and the related covenant or agreement on which such claim is based, shall survive (solely for the purposes of such claim) until such claim is fully resolved or finally judicially determined in accordance with the provisions of this Agreement.

SECTION 8.02 Indemnification.

(a) From and after the Closing, subject to Section 8.03 and the survival periods set forth in Section 8.01, PepsiCo shall indemnify, defend and hold harmless Celsius and its Affiliates (collectively, the “Celsius Indemnified Persons”) from and against any and all Losses actually suffered, incurred or sustained by any of them to the extent resulting from, relating to, or arising out of:

(i) any breach of those covenants and agreements of PepsiCo set forth in this Agreement that by their nature or their express terms are required to be performed or complied with in whole or in part at or after the Closing (subject, with respect to the covenants and agreements set forth in Section 6.10(a)(i)-(iv), to Section 6.10(d)); or

(ii) the Excluded Liabilities.

(b) From and after the Closing, subject to Section 8.03 and the survival periods set forth in Section 8.01, Celsius shall indemnify, defend and hold harmless PepsiCo and its Affiliates (collectively, the “PepsiCo Indemnified Persons”) from and against any and all Losses actually suffered, incurred or sustained by any of them to the extent resulting from, relating to, or arising out of:

(i) any breach of those covenants and agreements of Celsius set forth in this Agreement) that by their nature or their express terms are required to be performed or complied with in whole or in part at or after the Closing; or

(ii) the Assumed Liabilities.

SECTION 8.03 Notice of Claim; Defense.

(a) If (i) any third party or Governmental Authority institutes, threatens or asserts any claim, action or other proceeding that may give rise to Losses for which a Party (an “Indemnifying Party”) may be liable for indemnification under this Article VIII (a “Third-Party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-Party Claim, then, in the case of clause (i) or (ii), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying (to the extent known) the nature of such claim and the amount (to the extent then known or able to be estimated) of all related Losses (a “Claim Notice”); provided, however, that any failure to give such Claim Notice or to provide any such facts or amounts shall not affect the rights of the Indemnified Parties except to the extent that such failure materially prejudices the rights or defenses of the Indemnifying Party.

(b) In the event of a Third-Party Claim, subject to this Section 8.03(b), the Indemnifying Party shall have 30 days from its receipt of the relevant Claim Notice to notify the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third-Party Claim, at its own expense and by its own counsel (reasonably acceptable to the Indemnified Parties). Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Action, provided that (i) the Indemnifying Party may elect to control the defense of the Indemnified Parties in connection with such Action and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party’s counsel in connection with such Action. Notwithstanding anything to the contrary in this Agreement, the Indemnifying

Party shall not be entitled to assume or continue control of the defense of any Third-Party Claim if (A) such Third-Party Claim relates to or arises in connection with any criminal proceeding, (B) such Third-Party Claim seeks an injunction or equitable or other non-monetary relief against any Indemnified Party (other than to the extent incidental to monetary relief) or (C) involves an actual conflict of interest between the Indemnifying Party and the Indemnified Party as advised by counsel. The Indemnifying Party shall have the right to settle, compromise or discharge a Third-Party Claim either (A) with the prior written consent of the applicable Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) or (B) without any Indemnified Party’s consent if such settlement, compromise or discharge (x) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party, (y) includes as an unconditional term thereof the giving by the Person(s) asserting such Third-Party Claim to all Indemnified Parties of an unconditional release from all Liability with respect to such Third-Party Claim and (z) does not contain an admission of Liability or wrongdoing on the part of any Indemnified Party. Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel reasonably satisfactory to the relevant Indemnified Parties and is not permitted to or elects not to assume control of such defense within a reasonable period of time or if both the Indemnifying Party and any Indemnified Party are parties to or subjects of such Action and conflicts of interests exist between the Indemnifying Party and such Indemnified Party, then the Indemnified Parties shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such Action and assume control of the defense of the Indemnified Parties in connection with such Action, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party. Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third-Party Claim, the Parties hereto shall cooperate in the defense thereof in accordance with Section 8.03(c). Under no circumstances will the Indemnifying Party have any Liability in connection with any settlement of any Action that is entered into by the Indemnified Party without its prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(c) From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its employees, counsel, experts and representatives reasonable access, during normal business hours and upon prior written notice, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties); provided that the Indemnified Party shall not be required to provide such access to the extent it would jeopardize any privilege reasonably available to an Indemnified Party in respect of any of its records or contravene any applicable Law; provided, however, that if any such access is not provided in reliance on this sentence, the Indemnified Party shall provide the Indemnifying Party with notice thereof and shall use commercially reasonable efforts to provide such disclosure in a manner which would not violate any such Law or result in the waiver of any such privilege or protection.

(d) Notwithstanding the foregoing, Tax Proceedings shall be governed by Section 7.04 and not this Section 8.03.

SECTION 8.04 Limitation of Liability; No Duplication; Mitigation; Exclusive Remedy.

(a) Any Liability for indemnification hereunder shall be determined without duplication of recovery (i) by reason of the state of facts giving rise to such Liability constituting a breach of more than one covenant or agreement or (ii) to the extent such Liability was already included on a dollar-for-dollar basis in the calculation of Purchase Price as finally determined pursuant to Section 2.04. Notwithstanding anything to the contrary in this Agreement, the amount of any Losses to which an Indemnified Party will be entitled indemnification pursuant to this Article VIII shall be calculated net of the amount of any recoveries actually received by such Indemnified Party under any existing insurance policies or any other source (which recoveries shall be net of any actual, reasonable and documented out-of-pocket collection costs and any increase in premium directly attributable to such Loss) in respect of any such Losses.

(b) Notwithstanding anything to the contrary herein, (i) the maximum aggregate liability of Celsius for any and all claims for indemnification under Section 8.02(a)(i) of this Agreement shall in no event exceed the Purchase Price and (ii) the maximum aggregate liability of PepsiCo for any and all claims for indemnification under Section 8.02(b)(i) of this Agreement shall in no event exceed the Purchase Price.

(c) Notwithstanding anything to the contrary herein or provided under applicable Law, Losses shall not include any (i) punitive or exemplary damages, (ii) special, incidental or consequential damages or (iii) treble damages, regardless of the form of action through which any of the foregoing are sought, in each case except to the extent any such Losses are awarded and paid by an Indemnified Party with respect to a Third-Party Claim.

(d) PepsiCo and Celsius, and shall cause their respective Affiliates to, cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party, including by using commercially reasonable efforts to mitigate any Loss for which indemnification is sought under this Agreement; provided, however, that the reasonable and documented out-of-pocket costs of such mitigation shall constitute Losses for purposes of this Agreement. In the event that PepsiCo or Celsius, as applicable, fails to use such commercially reasonable efforts to mitigate any such Loss, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any Loss that would reasonably be expected to have been avoided if PepsiCo or Celsius, as applicable, had made such efforts.

(e) From and after the Closing, except in the case of Fraud, (i) as expressly provided in Section 2.04, (ii) as expressly provided in Article III, (iii) as expressly provided in Section 6.10(d) or (iv) in respect of the Additional Agreements (to the extent expressly provided by the applicable Additional Agreement), the exclusive monetary remedy of Celsius and the other Celsius Indemnified Persons in connection with this Agreement and the transactions contemplated hereby (whether under this contract or arising under common law or any other Law) shall be as provided in this Article VIII.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Waiver. Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements of the other Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Except as otherwise provided in this Agreement, any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

SECTION 9.02 No Conflict. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Additional Agreement, the terms and conditions of this Agreement shall prevail.

SECTION 9.03 Expenses. Except as otherwise provided in this Agreement or the Additional Agreements, the Parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

SECTION 9.04 Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered: (a) when delivered, if delivered personally, (b) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, or (d) when received, in the case of email, in each case to the intended recipient as set forth below; provided that, in the case of both (b) and (c), a copy shall also be sent by e-mail.

(a)	if to PepsiCo:

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577

Attention: [***]

Email: [***]

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue New York,

New York 10001

Attention: Claudia J. Ricciardi

Email: cricciardi@cravath.com

(b)	if to Celsius:

Celsius Holdings, Inc.

2381 NW Executive Center Drive

Boca Raton, Florida 33431

Attention: [***]

Email: [***]

with copies to (which shall not constitute notice):

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, New York 10007

Attention: Ethan Klingsberg; Sanjay Murti

Email: ethan.klingsberg@freshfields.com; sanjay.murti@freshfields.com or at such other address as Celsius or PepsiCo may specify by written notice to the other parties hereto in accordance with this Section 9.04.

SECTION 9.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 9.07 Entire Agreement. This Agreement (together with the Exhibits and the Additional Agreements) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between PepsiCo and Celsius with respect to the subject matter hereof.

SECTION 9.08 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of Celsius and the successors of PepsiCo, whether so expressed or not. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or transferred, in whole or in part, by operation of Law or otherwise by either Party hereto without the prior written consent of the other Party; provided, however, that without PepsiCo’s consent, Celsius may (a) upon promptly furnished written notice, assign any or all of its rights and interests hereunder to one or more of its Affiliates, to any of its lenders as collateral security or to any Person in connection with the sale of all or substantially all of Celsius’ assets (provided that such assignment by Celsius shall not relieve Celsius of its obligations or other liabilities under this Agreement) or (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, if Celsius nonetheless remains fully responsible for the performance of its obligations hereunder and, if such assignee ceases to remain an Affiliate of Celsius, Celsius shall cause such assignment to be rescinded or otherwise reversed; provided that any assignment to a Celsius Affiliate that results in or increases any withholding, Transfer Tax, VAT or similar Tax shall be permitted only with PepsiCo’s written consent. Any assignment or transfer in violation of this Section 9.08 shall be null and void.

SECTION 9.09 No Third-Party Beneficiaries. Except as set forth in Section 8.02, this Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.10 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties.

SECTION 9.11 Governing Law; Venue; Arbitration.

(a) This Agreement, and any dispute arising from or relating to the interpretation, construction, validity, enforcement or enforceability of this Agreement, or any of the transactions contemplated by this Agreement, including all Actions (whether in contract or in tort, at Law or in equity or granted by statute), shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any principle of conflicts of Law that would require the application of the Laws of any other jurisdiction; provided, however, that any matters arising under Article III (including the application of any other provision hereof thereto) shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any principle of conflicts of Law that would require the application of the Laws of any other jurisdiction.

(b) Each Party irrevocably agrees that any legal Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort or otherwise and whether at Law or in equity) brought by any Party shall be settled by arbitration before the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules in New York, New York by three arbitrators. One arbitrator will be nominated by Celsius, one will be nominated by PepsiCo, with each nomination being made no more than five days following the date of notice of the dispute. The third arbitrator will be the chairman and will be nominated by the first two. If the first two are unable to agree, the arbitral institution will appoint the third. Any arbitrator(s) selected to resolve the dispute will be bound exclusively by the Laws of the State of Delaware without regard to its principles of choice of Law. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof pursuant to Law. The arbitration panel’s fees will be borne equally by the Parties. All other costs and expenses in connection with the arbitration will be borne by the Party who incurs such expense or who requests a service (including, without limitation, a transcript of a deposition or of the arbitration proceeding). In connection with the arbitration: (a) the arbitration panel will have no authority to award punitive or exemplary damages; (b) any award will be paid promptly, without deduction or offset and judgment upon the award may be entered by any court of competent jurisdiction; (c) if the award is confirmed by a court of competent jurisdiction, a Party challenging the award or resisting enforcement of a judgment entered upon the award will pay, to the extent permitted by Law, all costs, attorneys’ fees and expenses incurred by the other Party in defending the award or seeking enforcement of the judgment; and (d) the decision of the arbitration panel will have no collateral estoppel effect with respect to a claim by or against any Person or business entity who is not a party to the arbitration. The decision of the arbitration panel will be final and binding on the Parties, and the arbitration panel’s award will be the exclusive remedy between the Parties with respect to all claims and issues arising out of the transaction(s) or occurrence(s) at issue, whether or not presented or pled to the arbitration panel. If a dispute is referred to arbitration pursuant to this Section 9.11(b), unless the arbitrators rule otherwise, the obligations of the Parties shall not be suspended, and the provisions of this Agreement shall continue to be carried out by the Parties; provided, however, that any suspension of the Parties’ obligations under Article III shall be subject to Section 3.10(d) of Article III. This Section 9.11(b) shall not limit the jurisdiction of the Accounting Firm set forth in Section 2.04, although actions may be brought to arbitration in accordance with this Section 9.11(b) for purposes of enforcing the jurisdiction and judgments of the Accounting Firm.

(c) Notwithstanding Section 9.11(b), each Party recognizes that the failure of the other Party to comply with the terms of this Agreement could cause the nonbreaching Party irreparable damage for which monetary damages would be insufficient. Therefore, it is mutually agreed that in the event of a breach or threatened conduct that may cause a Party to breach and is likely to result in any substantial and irreparable loss or damage according to the equity rules, the non-breaching Party may seek interim injunctive relief from a court, until such time as a final and binding determination is made by the arbitration panel. If interim injunctive relief is sought from a court, it shall be sought in a court of competent jurisdiction. Application to a court for interim injunctive relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. The foregoing right to seek interim injunctive relief is in addition to, and not in lieu of, all other remedies or rights that the non-breaching Party might otherwise have by virtue of any breach of this Agreement by the other Party.

SECTION 9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf or other generally available graphical format shall be sufficient to bind the Parties hereto to the terms and conditions of this Agreement.

SECTION 9.13 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation, claim, suit or proceeding of any kind or description, whether in Law or in equity, whether in Contract or in tort or otherwise, directly or indirectly, arising out of or relating to this Agreement or any transaction contemplated by this Agreement. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.13.

SECTION 9.14 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. The Parties acknowledge and agree that the Parties shall be entitled, without posting a bond or similar indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with Section 9.11, in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 9.15 Mutual Drafting. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties hereto. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

SECTION 9.16 Disclosure Letter. The Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article IV. The information set forth in the Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any Contract. The Parties agree that the disclosure set forth in any particular section or subsection of the Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of PepsiCo that are set forth in the corresponding section or subsection of this Agreement and (b) any other representation and warranties of PepsiCo that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, PepsiCo and Celsius have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PEPSICO, INC.

By:	/s/ Dan Fink
Name: Dan Fink
Title: Senior Vice President

CELSIUS HOLDINGS, INC.

By:	/s/ Richard Mattessich
Name: Richard Mattessich
Title: Chief Legal Officer

[Signature Page to Transaction Agreement]